                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                            VECTRA TECHNOLOGIES, INC.
                              VECTRA SERVICES, INC.


                                       AND


                       WESTINGHOUSE ELECTRIC CORPORATION,
                      THROUGH ITS NUCLEAR SERVICES DIVISION


                           DATED AS OF  JUNE 30, 1995

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                                TABLE OF CONTENTS

                                                                         PAGE
ARTICLE I--SALE AND PURCHASE  . . . . . . . . . . . . . . . . . . . . . . 1
     1.1.   Agreement of Sale and Purchase of Stock . . . . . . . . . . . 1
     1.2.   Assets of Sub . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.3.   Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . 4
     1.4.   Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . 6
     1.5.   Closing Cash Payment  . . . . . . . . . . . . . . . . . . . . 6
     1.6.   Allocation of Purchase Price  . . . . . . . . . . . . . . . . 6
ARTICLE II--PURCHASE PRICE ADJUSTMENT . . . . . . . . . . . . . . . . . . 6
     2.1.   Pre-Closing Adjustments . . . . . . . . . . . . . . . . . . . 6
     2.2.   Post-Closing Adjustments  . . . . . . . . . . . . . . . . . . 7
     2.3.   Rules for Calculating Adjustments . . . . . . . . . . . . . . 8
     2.4.   Final Closing Statement . . . . . . . . . . . . . . . . . . . 8
     2.5.   Settlement of Obligations . . . . . . . . . . . . . . . . .  12
ARTICLE III--EARN-OUT . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.1.   Contingent Earn-Out Obligation  . . . . . . . . . . . . . .  13
     3.2.   Backlog Gross Margin Earn-Out . . . . . . . . . . . . . . .  13
     3.3.   Successor Gross Margin Earn-Out . . . . . . . . . . . . . .  13
     3.4.   Determination of Obligations  . . . . . . . . . . . . . . .  14
     3.5.   Settlement of Obligations . . . . . . . . . . . . . . . . .  18
ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE SELLER  . . . . . . .  19
     4.1.   Representations and Warranties of Seller  . . . . . . . . .  19
     4.2.   Extent of Representations and Warranties  . . . . . . . . .  25
     4.3.   Knowledge Representations and Warranties  . . . . . . . . .  25
     4.4.   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.5.   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . .  26
ARTICLE V--REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  . . . . . .  26
     5.1.   Representations and Warranties of Purchaser . . . . . . . .  26
     5.2.   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . .  27
ARTICLE VI--ACTIONS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . .  27
     6.1.   Access to Information . . . . . . . . . . . . . . . . . . .  27
     6.2.   Conduct of Business Prior to Closing  . . . . . . . . . . .  27
     6.3.   Registrations . . . . . . . . . . . . . . . . . . . . . . .  28
     6.4.   Compliance  . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.5.   Contract Completion . . . . . . . . . . . . . . . . . . . .  29
     6.6.   Environmental Matters . . . . . . . . . . . . . . . . . . .  29


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ARTICLE VII--OTHER AGREEMENTS AND ACTIONS SUBSEQUENT TO CLOSING . . . .  29
     7.1.   Trade Secrets . . . . . . . . . . . . . . . . . . . . . . .  29
     7.2.   Non-Competition Agreement . . . . . . . . . . . . . . . . .  30
     7.3.   General Assistance  . . . . . . . . . . . . . . . . . . . .  30
     7.4.   Specific Assistance . . . . . . . . . . . . . . . . . . . .  30
     7.5.   Transition Services; Cooperation  . . . . . . . . . . . . .  31
     7.6.   Regulatory Filings  . . . . . . . . . . . . . . . . . . . .  31
     7.7.   Employee Matters  . . . . . . . . . . . . . . . . . . . . .  31
     7.8.   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.9.   Affiliate Obligations . . . . . . . . . . . . . . . . . . .  34
     7.10.  Non-Solicitation  . . . . . . . . . . . . . . . . . . . . .  34
     7.11.  Books and Records . . . . . . . . . . . . . . . . . . . . .  35
     7.12.  Announcement  . . . . . . . . . . . . . . . . . . . . . . .  35
     7.13.  Use of Names  . . . . . . . . . . . . . . . . . . . . . . .  35
     7.14.  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . .  36
     7.15.  Exclusive Dealing . . . . . . . . . . . . . . . . . . . . .  36
     7.16.  License . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.17.  Accounts Receivable Guarantee . . . . . . . . . . . . . . .  36
ARTICLE VIII--CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . .  36
     8.1.   Purchaser's Conditions to Close . . . . . . . . . . . . . .  36
     8.2.   Seller's Conditions to Close  . . . . . . . . . . . . . . .  38
ARTICLE IX--TERMINATION AND REMEDIES  . . . . . . . . . . . . . . . . .  39
     9.1.   Termination . . . . . . . . . . . . . . . . . . . . . . . .  39
     9.2.   Effect of Termination . . . . . . . . . . . . . . . . . . .  39
     9.3.   Liquidated Damages  . . . . . . . . . . . . . . . . . . . .  40
ARTICLE X--CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     10.1.  Time and Place  . . . . . . . . . . . . . . . . . . . . . .  40
     10.2.  Items to be Delivered by Seller . . . . . . . . . . . . . .  40
     10.3.  Items to be Delivered by Purchaser  . . . . . . . . . . . .  41
     10.4.  Effect of Closing . . . . . . . . . . . . . . . . . . . . .  42
ARTICLE XI--INDEMNIFICATION, REMEDIES AND DISPUTE RESOLUTION  . . . . .  42
     11.1.  Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . .  42
     11.2.  Requirement of Indemnification by Seller  . . . . . . . . .  42
     11.3.  Requirement of Indemnification by Purchaser . . . . . . . .  42
     11.4.  Notice and Third-Party Claims . . . . . . . . . . . . . . .  43
     11.5.  Remedies; Survival Period . . . . . . . . . . . . . . . . .  44
     11.6.  Resolved and Pending Excess Claims  . . . . . . . . . . . .  45
     11.7.  Arbitration . . . . . . . . . . . . . . . . . . . . . . . .  46
     11.8.  Purchase Price Adjustment . . . . . . . . . . . . . . . . .  47


                                      -ii-

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ARTICLE XII--DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . .  47
     12.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . .  47
ARTICLE XIII--GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . .  55
     13.1.  Law Governing . . . . . . . . . . . . . . . . . . . . . . .  55
     13.2.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . .  55
     13.3.  Amendment and Modification; Waivers . . . . . . . . . . . .  55
     13.4.  Submission to Jurisdiction; Waivers . . . . . . . . . . . .  55
     13.5.  Expenses; Transfer Taxes  . . . . . . . . . . . . . . . . .  56
     13.6.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     13.7.  Announcements . . . . . . . . . . . . . . . . . . . . . . .  57
     13.8.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . .  57
     13.9.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .  57
     13.10. Headings  . . . . . . . . . . . . . . . . . . . . . . . . .  57
     13.11. Further Documents . . . . . . . . . . . . . . . . . . . . .  58
     13.12. Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . .  58
     13.13. Severability  . . . . . . . . . . . . . . . . . . . . . . .  58
     13.14. No Third-Party Rights . . . . . . . . . . . . . . . . . . .  58
SIGNATURE PAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "AGREEMENT") is entered into as of June 30, 1995, by and among VECTRA Technologies, Inc. ("PARENT"), VECTRA Services, Inc., its wholly-owned subsidiary (the "COMPANY" and, together with Parent, "SELLER"), and Westinghouse Electric Corporation, through its Nuclear Services Division ("PURCHASER").

     WHEREAS, Parent, through the Company, performs certain services for various nuclear utilities in the United States and throughout the world;

     WHEREAS, on or prior to the Closing Date (as defined below), the Company will organize under the laws of the State of Washington a corporation to be named Plant Services, Inc. ("SUB"), of which the Company will own all of the issued and outstanding shares of capital stock (the "SHARES"), and into which Seller will contribute certain assets of the Company; and

     WHEREAS, Purchaser desires to purchase all of the Shares;

     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valid consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                          ARTICLE I--SALE AND PURCHASE


     1.1. AGREEMENT OF SALE AND PURCHASE OF STOCK. Subject to the terms and conditions and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement and the definitions of capitalized terms set forth in Article XII hereof, at the Closing Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares in exchange for the Purchase Price.

     1.2. ASSETS OF SUB. On or prior to the Closing Date, Seller will assign, transfer and convey to Sub the "ACQUIRED ASSETS," which consist of Seller's right, title and interest in the assets owned or used by Seller in the conduct of the Business as more fully described in Subsections 1.2.1 through 1.2.11 below, exclusive of the Excluded Assets, as such exist at the Closing, free and clear of all liens, charges, restrictions and encumbrances except those set forth below in the relevant Schedules to this Agreement or as otherwise described herein; PROVIDED, HOWEVER, that with respect to Intellectual Property Rights that Seller uses in other aspects of its operations which are not being sold to Purchaser, Seller shall retain title to such Intellectual Property Rights and grants to Purchaser and Sub a non-exclusive, fully paid, royalty-free, in perpetuity license for Purchaser or Sub to use (in the manufacture, use or sale of products) or sublicense with regard to the Business such Intellectual Property Rights to conduct such Business as the noncompetition provisions of Section 7.2 prevent Seller from engaging in, with Purchaser or Sub having full right to assign such licenses to a subsequent purchaser of Successor or substantially all of its assets that formerly comprised the Business.

          1.2.1. INVENTORY. "INVENTORY" shall mean parts and components used in the ordinary course of the performance of the Contracts.

          1.2.2. ACCOUNTS RECEIVABLE. "ACCOUNTS RECEIVABLE" shall mean all receivables arising out of or related to the Contracts. Seller shall provide to Purchaser at least five (5) business days prior to the Closing Date a list of aged Accounts Receivable as of a recent practical date.

          1.2.3. REVENUES IN EXCESS OF BILLINGS. "REVENUES IN EXCESS OF BILLINGS" means the amount of revenue recognized by Seller, currently unbilled but recognized as revenue under Seller's Revenue Recognition Standards, which amount will ultimately be billed pursuant to the terms of the Contracts.

          1.2.4. TANGIBLE ASSETS. "TANGIBLE ASSETS" shall mean: (a) all of Seller's right, title, and interest in all machinery, equipment (including but not limited to, pumps, valves, hoses and pipes, etc.), furniture, fixtures, personalty, shipping containers, computer systems and related software, trucks, and automobiles used in the conduct of the Business, whether or not such item is recorded on any financial statement of the Business (including any maintenance logs maintained in respect of the items described in this clause (a)), and (b) all rights of Seller (to the extent transferable) under or pursuant to all warranties, representations, and guaranties made by suppliers, manufacturers, and contractors in connection with products sold to or services provided in respect of the conduct of the Business, or affecting the property described in
(a) above. A complete list of the Tangible Assets, upon completion of a physical inventory, will be set forth as Schedule 1.2.4.

          1.2.5. REAL PROPERTY LEASES AND LEASEHOLD IMPROVEMENTS. "REAL PROPERTY LEASES" shall mean all of Seller's right, title, and interest in the Real Property and leasehold improvements (including capitalized leases) related thereto, any prepaid rent, security deposits, and options to renew or purchase thereunder all of which leases are listed on Schedule 1.2.5. A true and correct copy of each Real Property Lease has been delivered to Purchaser by Seller.

          1.2.6. PERSONAL PROPERTY LEASES. "PERSONAL PROPERTY LEASES" shall mean all of Seller's right, title and interest in (a) the personal property leases (including capitalized leases) under (i) under which Seller is lessee for any machinery, equipment, vehicle, or computer or other tangible personal property owned by a third party, or (ii) under which Seller is a lessor of, or makes available for use by any third party, any tangible personal property owned (including ownership for tax purposes) by Seller; and (b) any prepaid rent, security deposits, and option to renew or purchase thereunder. Each Personal Property Lease pertaining to tangible personal property having remaining payments due in excess of Twenty-Five Hundred Dollars ($2,500) is listed on
Schedule 1.2.6, and a true and correct copy of each such Personal Property Lease has been delivered to Purchaser by Seller.

          1.2.7. CUSTOMER LISTS, BUSINESS PAPERS, AND LISTS. "CUSTOMER LISTS, BUSINESS PAPERS, AND LISTS" shall mean all right, title, and interest of Seller in and to all files and papers under Seller's reasonable control relating to the conduct of the Business, including without limitation customer lists, supplier lists, computer data, product data, sales and advertising materials, sales, distribution, and purchase correspondence, trade association memberships, lists of former customers and suppliers, facilities plans and personnel, payroll, employment, and other records, including Sub's corporate minute book and stock book, and copies of tax returns (if any).

          1.2.8. PERMITS. "PERMITS" shall mean all right, title, and interest in and to all transferable permits, licenses, filings, authorizations, approvals, or indicia of authority (and any pending applications for any thereof) used to conduct the Business as presently conducted and to own, construct, operate, and maintain any fixture, equipment, vehicle, or machinery used to conduct the Business as issued by any governmental agency, authority, or other instrumentality of the United States or any state or political subdivision of the United States, including without limitation those listed in Schedule 1.2.8.

          1.2.9. CONTRACTS. "CONTRACTS" shall mean all contracts, purchase orders, instruments or licenses to which Seller is a party relating to the conduct of the Business, including without limitation Contracts with respect to
(i) personal property, (ii) the purchase or sale of Inventory, materials, supplies, and services, (iii) the marketing and sale of the products or services of the Business, and (iv) confidentiality and/or nondisclosure of information concerning the Business to the extent that such contracts pertain to obligations of third parties to maintain the confidentiality of information concerning the Acquired Assets, including without limitation all of Seller's rights, known or unknown, of recovery, contribution, or indemnification against any third party arising out of any such Contract. The term "CONTRACT" does not include Real Property Leases or Personal Property Leases. Schedule 1.2.9 contains, with respect to the Business and except with respect to Excluded Assets, a list of the following Contracts:

               (a) all agreements or Contracts of Seller not made in the ordinary course of business requiring payment in excess of Twenty Five Thousand Dollars ($25,000) or the furnishing of services for a period in excess of six
(6) months after the Closing;

               (b) purchase orders or similar Contracts and Contracts for services executed in accordance with the ordinary course of business involving
(A) the furnishing of a supply of products over a period in excess of six (6) months, (B) payment or receipt by Seller of more than Twenty Five Thousand Dollars ($25,000), or (C) requiring the furnishing of services extending for a term beyond six (6) months after the Closing Date (unless terminable without payment or penalty upon more than 30 days' notice); and

               (c) each (i) confidentiality or secrecy agreement obtained by Seller to the extent that such agreements pertain to obligations of third parties to maintain the confidentiality of information concerning the Acquired Assets and presently in effect with respect to Intellectual Property Rights constituting part of the Acquired Assets or with respect to any examinations of the Business and (ii) "teaming" agreement with respect to projects or work performed by Seller in conjunction with another company. Seller makes no representation or warranty, whether explicit or implicit, as to the transferability of such agreements.

True and correct copies of each Contract listed on Schedule 1.2.9 either have been delivered to Purchaser by Seller prior to the execution of this Agreement (such Contracts are denoted with an asterisk (*) on Schedule 1.2.9) or will be delivered to Purchaser by Seller no later than five (5) business days prior to Closing. The Contracts on Schedule 1.2.9 denoted by a dagger (+) are the "MATERIAL CONTRACTS".

          1.2.10. INTELLECTUAL PROPERTY RIGHTS. "INTELLECTUAL PROPERTY RIGHTS" shall mean any and all United States and foreign rights and interests of Seller, if any, in and to any licenses, patents, copyrights, logos, slogans, trade names, trademarks, service marks, and registrations and applications therefor used in the operation of the Business, as well as all trade secrets, if any, owned or licensed by Seller and useful or planned for use in the Business, including without limitation those listed in Schedule 1.2.10; PROVIDED, HOWEVER, that, with respect to Trade Names, Seller shall transfer only the name "PN Services;" provided, further, with respect to Intellectual Property Rights (other than the patents listed on Schedule 1.2.10) that Seller uses in other aspects of its operations which are not being sold to Purchaser, Seller shall retain title to such Intellectual Property Rights and grant to Purchaser a non-exclusive, fully paid, royalty-free, in perpetuity license for Successor to use such Intellectual Property Rights to conduct such business as the noncompetition provisions of Section 7.2 prevent Seller from engaging in, with Purchaser having full right to assign such licenses to a subsequent purchaser of Successor or substantially all of its assets that formerly comprised the Business and with Purchaser having the right to sublicense such license to licensees of the Acquired Assets.

          1.2.11. WARRANTIES. "WARRANTIES" shall mean all transferable rights of Seller under or pursuant to all warranties, representations, or guaranties made by suppliers, manufacturers, and contractors in connection with products sold to or services provided to Seller in respect of the conduct of the Business, or affecting the property, machinery, or equipment used by Seller in respect of the conduct of the Business, except as such warranties relate to Excluded Assets or Retained Liabilities.

          1.1.12 EMPLOYMENT RELATIONSHIPS. "EMPLOYMENT RELATIONSHIPS" shall mean Seller's employment Relationships with the individuals identified on
Schedule 1.2.12.

          1.2.13. EXCLUDED ASSETS. Seller shall retain and not assign or transfer to Sub the assets identified in Schedule 1.2.13.

     1.3. ASSUMED LIABILITIES. Sub shall, in conjunction with the assignment and conveyance of the Acquired Assets, assume the "ASSUMED LIABILITIES," which shall be obligations arising out of or related to the conduct of the Business or the performance of the Contracts, exclusive of the Retained Liabilities, limited to those obligations more fully described in Subsections 1.3.1 through 1.3.6 below, as incurred up to the Closing based on the result of the normal operations of the Business.

          1.3.1. ACCOUNTS PAYABLE AND ACCRUED EXPENSES. (a) "ACCOUNTS PAYABLE" shall mean all obligations to third parties (except Employees): (i) arising out of or related to the conduct of business by the Business, (ii) whose origination and quantification is communicated by such third party in the form of a purchase order, invoice or other such billing statement, and (iii) incurred prior to the Closing; PROVIDED, HOWEVER, that Sub shall assume Accounts Payable only to the extent such accounts are provided for in the Final Closing Statement. (b) "ACCRUED EXPENSES" shall mean obligations to third parties (including without limitation Executives, Employees and taxing authorities): (i) arising out of or related to the conduct of the Business,
(ii) that are for discrete or recurring payments generally made without presentation of a purchase order, invoice or other such billing statement by a third party, and (iii) incurred prior to the Closing; PROVIDED, HOWEVER, that Sub shall assume Accrued Expenses only to the extent such amounts are provided for in the Final Closing Statement.

          1.3.2. BILLINGS IN EXCESS OF REVENUE. "BILLINGS IN EXCESS OF REVENUE" means the amount Seller has billed third parties pursuant to the terms of Contracts, but which Seller has not yet recognized as revenue under Seller's Revenue Recognition Standards, as described in Exhibit 1.3.2.

          1.3.3. CONTRACTS. All obligations, both payment and performance, under the Contracts, including all obligations of Seller or Company to the extent that they arise out of any obligation of Seller or Company under any guarantee, indemnity or bond required by any Contract. Sub and Purchaser shall assume full responsibility for all Contracts (except for Retained Customer Contracts, as defined in paragraph 6.5.2) on the Closing Date or, if any Contract is not assigned as of such date, the date Seller's assignment of said Contracts to Sub becomes effective, which shall be the date of any such consent to assignment by the customer. Sub and Purchaser shall not assume any new obligations which are imposed by any customer as a condition to granting any Consent.

          1.3.4. ASSUMED LEASES. All obligations, both payment and performance, under the Assumed Leases.

          1.3.5. OTHER LIABILITIES. All other obligations incurred in the ordinary course of business pursuant to the terms of Contracts but for which Seller has not received a statement, purchase order or invoice as of the Closing, the aggregate of which shall not exceed $2,500.00 (the "OTHER LIABILITIES").

          1.3.6. RETAINED LIABILITIES. Seller shall retain and neither Sub nor Purchaser will assume the following liabilities (the "RETAINED LIABILITIES"): (a) any Accounts Payable not provided for in the Final Closing Statement; (b) any Accrued Expenses not provided for in the Final Closing Statement; (c) any intercompany balances due from the Business to Seller or other divisions or subsidiaries of Seller; (d) any Bank Debt allocable to the Business; (e) any severance costs and expenses of Seller's employees who are not employed by Sub or Purchaser and, except as provided in Section 7.7, any bonuses or other employee benefits accruing prior to Closing owed by Seller to its employees; (f) any Liabilities identified on Schedule 1.3.6; which schedule identifies those Contracts of Seller to which Sub or Purchaser does not accept all the terms thereof and specifies such terms; (g) any liabilities of Seller or Sub for injury to or death of persons (other than workers' compensation claims) or damage to or destruction of property occurring prior to the Closing Date regardless of when said claim or liability is asserted, and any liabilities of Seller to employees of Sub hired by Purchaser for any workers' compensation claim for any chronic occupational disease regardless of when said claim or liability is asserted and arising from acts by Seller or Sub which occur before the Closing Date and any liabilities of Seller or Sub to other employees for any workmen's compensation claim for any other injury occurring prior to the Closing Date, regardless of when asserted and (h) the obligation or liability (if any) owing to Babcock King-Wilkinson Ltd. relating to the LOMI I Decontamination Process.

     1.4. PURCHASE PRICE.  The "PURCHASE PRICE" for the Shares shall consist of:
(a) cash in the amount of Nineteen Million and No/100 U.S. Dollars (US$19,000,000.00), such amount subject to adjustment pursuant to clauses (b),
(c), (d), (e), (f) and (g) of this Section 1.4; (b) an Estimated Billings Adjustment as set forth in Section 2.1.1; (c) an Estimated Equity Adjustment as set forth in Section 2.1.2; (d) a Billings Adjustment as set forth in Section 2.2.1; (e) an Equity Adjustment as set forth in Section 2.2.2; (f) an Earn-Out as set forth in Article III of this Agreement; and (g) an Environmental Adjustment as set forth in Section 2.

     1.5. CLOSING CASH PAYMENT. At the Closing, Purchaser shall deliver, by wire transfer, in immediately available funds, in accordance with Seller's instructions, the Closing Cash Payment.

     1.6. ALLOCATION OF PURCHASE PRICE. Pursuant to Purchaser's election contemplated by paragraph (g) of Schedule 7.8, the Purchase Price shall be allocated among the Acquired Assets of the Business as set forth on Schedule
1.6. Seller and Purchaser agree that the Purchase Price and the allocation thereof have been determined at arms-length and in good faith on the basis of what the parties believe to be the fair market value of the Business. Seller and Purchaser agree that each party shall report the transactions contemplated by this Agreement for income tax purposes in accordance with such allocation, pursuant to Section 1060 of the Code and the regulations thereunder, and agree not to take, in any filing with or accompanying any income tax return reporting any part of the transaction undertaken herein, a position inconsistent with such allocations.

                     ARTICLE II--PURCHASE PRICE ADJUSTMENTS

     2.1. PRE-CLOSING ADJUSTMENTS. The following adjustments shall be made to the Purchase Price prior to Closing.

          2.1.1 ESTIMATED BILLINGS ADJUSTMENT. At least five (5) business days before the Closing Date, Seller shall provide to Purchaser in writing the "ESTIMATED BILLINGS ADJUSTMENT," which shall be Seller's good faith estimate of the combination of Revenues in Excess of Billings, Designated Accounts Receivable and Billings in Excess of Revenues. The Estimated Billings Adjustment shall be used to determine the Closing Cash Payment as set forth in Subsection 12.1.23.

          2.1.2. ESTIMATED EQUITY ADJUSTMENT. At least five (5) business days before the Closing Date, Seller shall provide to Purchaser in writing the "ESTIMATED EQUITY ADJUSTMENT," which shall be Seller's good faith estimate of the amount by which Average Shareholders' Equity exceeds Closing Shareholders' Equity. The Estimated Equity Adjustment shall be used to determine the Closing Cash Payment.

          2.1.3. FINANCIAL DUE DILIGENCE. Purchaser shall have the right prior to Closing at a mutually agreeable time to examine the Company's financial statements and such underlying records and workpapers as Purchaser deems necessary and appropriate to evaluate and assess the accuracy of the Company's financial records. Seller shall cooperate fully and promptly with Purchaser in such examination and shall promptly make available to Purchaser any records under Seller's reasonable control requested by Purchaser (provided that Purchaser has proper security clearances, if required by applicable law) in accordance with the immediately preceding sentence. If Purchaser notifies Seller prior to Closing that Purchaser believes the Estimated Equity Adjustment is in error by more than $50,000, and Seller disputes such conclusion, the disputed amount of such adjustment shall be deposited at Closing into the escrow provided by Exhibit 11.6.3 and any dispute shall be resolved using the procedure provided in Section 2.4.

          2.1.4 ENVIRONMENTAL ADJUSTMENT. Purchaser and Seller agree to negotiate in good faith prior to the Closing Date an amount reasonably calculated to remedy any environmental contamination, which contamination would place the real property identified in Schedule 1.2.5 in violation of Environmental Law, and to deposit such agreed amount (the "ENVIRONMENTAL ADJUSTMENT") into the escrow provided by the Environmental Escrow Agreement in the form attached as Exhibit 2.1.4(A). Amounts so deposited shall be applied and any excess released as provided in the Environmental Agreement in the form attached as Exhibit 2.1.4(B). If the parties have received the Phase II report contemplated by Section 6.6.2, the amount to be deposited into the escrow shall be an amount reasonably calculated to remediate the matters identified in the report.

          2.1.5 DISPUTES. Any dispute concerning the Estimated Equity Adjustment shall be resolved exclusively according to the process set forth in
Section 2.4. The obligation(s) resulting from the Estimated Equity Adjustment (including the obligation reached during the resolution of any dispute relating thereto) shall be settled according to Section 2.5.

     2.2 POST-CLOSING ADJUSTMENTS. The following adjustments shall be made to the Purchase Price after Closing.

          2.2.1. BILLINGS ADJUSTMENT. The "BILLINGS ADJUSTMENT" shall be the amount of Billings minus the Estimated Billings Adjustment. "BILLINGS" shall be the combination of Revenues in Excess of Billings, Designated Accounts Receivable and Billings in Excess of Revenues, all as stated in the Final Closing Statement.

          2.2.2. EQUITY ADJUSTMENT. The "EQUITY ADJUSTMENT" shall be the Closing Shareholders Equity minus the sum of (i) the Average Shareholders Equity and (ii) the Estimated Equity Adjustment.

          2.2.3 DISPUTES. Any dispute concerning the Billings Adjustment or Equity Adjustment shall be resolved exclusively according to the process set forth in Section 2.4. The obligation(s) resulting from the Billings Adjustment and/or Equity Adjustment (including the obligation reached during the resolution of any dispute relating thereto) shall be settled according to Section 2.5.

     2.3. RULES FOR CALCULATING ADJUSTMENTS. The calculations made pursuant to this Article shall be based on the premise that components of calculations that are Acquired Assets shall be "debits" and components of calculations that are Liabilities shall be "credits". If a component of a calculation is not based on an Asset or Liability, the component shall be treated as a debit or credit as set forth in the relevant provision of this Article.

          2.3.1. COMBINATION OF DEBITS AND CREDITS. When debits and credits are "COMBINED," the result of such combination shall be (a) a debit to the extent that the aggregate of the debits exceeds the aggregate of the credits, or
(b) a credit to the extent that the aggregate of the credits exceeds the aggregate of the debits.

          2.3.2. DIFFERENCES BETWEEN DEBITS AND CREDITS. When a provision requires the determination of the difference between a debit and a credit, the following table uses numerical examples to set forth how to determine the resulting debit or credit:

      Initial Amount       Subtracted Amount               Result
      --------------       -----------------               ------
      Debit of $100          Debit of $40              Debit of $60
      Debit of $100          Debit of $140             Credit of $40
      Debit of $100          Credit of $40             Debit of $140

      Credit of $100         Credit of $40             Credit of $60
      Credit of $100         Credit of $140            Debit of $40
      Credit of $100         Debit of $40              Credit of $140

          2.3.3. ULTIMATE EFFECT OF DEBITS AND CREDITS. Once the result of a calculation has been determined, if it is a debit it represents an increase to the Purchase Price or an amount due to Seller, as the case may be, and if it is a credit it represents a decrease to the Purchase Price or an amount due to the Purchaser, as the case may be.

     2.4. FINAL CLOSING STATEMENT.

          2.4.1. CLOSING STATEMENT. Within sixty (60) days after the Closing Date, Seller shall provide to Purchaser a balance sheet of Sub as of the Closing Date, certified by a nationally recognized independent certified public accounting firm (the "SELLER'S AUDITOR") as presenting the various items therein in accordance with GAAP (the "CLOSING STATEMENT"), and a calculation of the Billings Adjustment and Equity Adjustment based on such statement. The Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with that applied in preparing the balance sheets used to calculate Average Shareholders Equity; provided, however, that any errors in the application of GAAP with respect to such balance sheets shall be corrected for purposes of the preparation of the Closing Statement and the Final Closing Statement, and the balance sheets used to calculate Average Shareholders Equity shall be similarly adjusted to correct such errors.

          2.4.2. PURCHASER'S RIGHT OF EXAMINATION. (a) Purchaser shall have sixty (60) days after receipt of the Closing Statement in which it and a nationally recognized independent certified public accounting firm retained for such purpose (the "PURCHASER'S AUDITOR") may examine the preliminary statements and such underlying records and workpapers as the Purchaser's Auditor deems necessary and appropriate to express an opinion on the Closing Statement.
Seller and Seller's Auditor shall cooperate fully and promptly with Purchaser and Purchaser's Auditor in such examination and shall promptly make available to Purchaser and Purchaser's Auditor any records under Seller's or Seller's Auditor's reasonable control requested by Purchaser or Purchaser's Auditor and Seller shall direct and authorize Seller's Auditor to make available to Purchaser such records and workpapers (provided that Purchaser or Purchaser's Auditor have proper security clearances, if required by applicable law) in accordance with the immediately preceding sentence.

               (b) At the conclusion of the sixty (60) day period, Purchaser must either accept the statement as final (in which case it shall become the Final Closing Statement) or provide Seller with a set of proposed adjustments to the Closing Statement. Any proposed adjustment with respect to the Final Closing Statement must exceed $50,000 , concurred in by the Purchaser's Auditor as being necessary to present the various items in the Closing Statement in accordance with GAAP (the "PROPOSED FINAL ADJUSTMENTS"). If Purchaser does not provide Proposed Final Adjustments within the required sixty (60) day period, the Closing Statement shall become the Final Closing Statement.

          2.4.3. GOOD FAITH NEGOTIATION. If the Proposed Final Adjustments are timely delivered, the parties shall, for a period of twenty (20) days thereafter, seek in good faith to resolve in writing the matters of dispute giving rise to the Proposed Final Adjustments.

          2.4.4. SELECTION OF DISPUTES ARBITER. Following the twenty (20) day period set forth in Subsection 2.4.3, either party may invoke the process set forth in this Subsection 2.4.4 to select a partner in a nationally recognized independent certified public accounting firm (other than those of Purchaser's Auditor and Seller's Auditor) who shall resolve the matters of dispute giving rise to the Proposed Final Adjustments in accordance with Subsection 2.4.5 (the "DISPUTES ARBITER").

               (a) Either party (the "INITIATOR") may initiate the following selection process by notifying its Auditor and the other party (the "RECIPIENT") in writing that it seeks the appointment of a Disputes Arbiter.

                     (i) The Recipient shall then, within five (5) business days, notify its Auditor in writing (with a copy to the Initiator and its Auditor) to contact the Initiator's Auditor for the purpose of selecting a Disputes Arbiter in accordance with this Subsection.

                    (ii) Within five (5) business days after the Recipient's Auditor is notified pursuant to clause (i) of this Subsection 2.4.4(a), each of the Auditors shall select a partner in their respective Chicago offices (each such partner, a "RESOLUTION PARTNER") and shall notify the other and the parties of such selection.

                   (iii) Within five (5) business days of the selection of the two Resolution Partners, such partners shall select a Disputes Arbiter. If the two Resolution Partners cannot agree on a Disputes Arbiter, at the end of the five (5) day period set forth in the preceding sentence, each Resolution Partner shall nominate one qualified partner to be Disputes Arbiter and shall notify the parties of such nomination in writing. If the parties do not agree within five
(5) business days which of the two nominees shall be the Disputes Arbiter, at noon on the next business day at the offices of the Initiator's nominee in the presence of the two Resolution Partners, the Initiator's nominee shall flip a quarter in such a manner that it falls at least five feet to rest on a flat surface, and the Recipient's nominee shall call "heads" or "tails" while the quarter is in the air. If the Recipient's nominee calls the flip correctly, he or she shall be the Disputes Arbiter, otherwise the Initiator's nominee shall be the Disputes Arbiter.

               (b) The following consequences shall result if a party misses a deadline in the process set forth in Subsection 2.4.4(a):

                     (i) If the Recipient fails to notify its Auditor to act in accordance with Subsection 2.4.4(a)(i) and to send a copy of such notice to the Initiator (in accordance with the provisions of Section 13.6) within the time frame required by Subsection 2.4.4(a)(i), then the Initiator's position on the disputed matters giving rise to the Proposed Final Adjustments shall be deemed correct, and the Final Closing Statement shall be prepared based on the Initiator's position in respect of such matters.

                    (ii) If a party's Auditor fails to notify the other party or the other party's Auditor (in accordance with the provisions of Section 13.6) of the Resolution Partner it has selected within the time frame required by Subsection 2.4.4(a)(ii), then the Resolution Partner selected by the other party's Auditor shall select the Disputes Arbiter.

                   (iii) If the two Resolution Partners have not agreed on a Disputes Arbiter within the time frame required by the first sentence of Subsection 2.4.4(a)(iii) and a party's Resolution Partner has not provided notice of its nominee for Disputes Arbiter to the other party (in accordance with the provisions of Section 13.6) within the time frame required by the second sentence of Subsection 2.4.4(a)(iii), then the other party's Resolution Partner's nominee shall be the Disputes Arbiter.

                    (iv) If a party's Resolution Partner or such partner's nominee is not present for the coin flip required by the penultimate sentence of Subsection 2.4.4(a)(iii), then the other party's Resolution Partner's nominee shall be the Disputes Arbiter.

          2.4.5.    DISPUTE RESOLUTION PROCESS.

               (a) By no later than five (5) business days after the Disputes Arbiter's selection, the Disputes Arbiter shall notify each party in writing of the schedule for the dispute resolution proceeding. At a minimum, the schedule shall include: a deadline for written submissions not less than fifteen (15) nor more than twenty (20) business days after the Disputes Arbiter's selection; an oral presentation session to be held at a location specified by the Disputes Arbiter as soon as possible as may be scheduled by the Disputes Arbiter but no later than fifteen
(15) business days after the deadline for written submissions. Written submissions may be sent via facsimile, with the original and any supporting documentation to follow by reputable overnight carrier. Any written materials submitted under this Subsection 2.4.5 shall be sent to the Disputes Arbiter and the other party at the same time and in the same manner.

               (b) Each party's written submission shall include what it believes to be the Final Closing Statement, the Billings Adjustment and Equity Adjustment; PROVIDED, HOWEVER, that the aggregate amount of the Billings Adjustment and Equity Adjustment proposed in the Purchaser's submission must be at least US$50,000 different from the Billings Adjustment and Equity Adjustment proposed by the Seller in Subsection 2.4.1. Each party may incorporate such supporting documentation into its submission as it deems appropriate.

               (c) Both parties shall, subject to the penultimate sentence of this Subsection 2.4.5(c), have the right to be present at the oral presentation at all times, accompanied by such advisers as they see fit. The Disputes Arbiter shall, in his or her sole discretion, establish a time limitation (which shall be the same for each party) during which each party may present its position on the matters in dispute. The Purchaser shall present its position first, and the Seller shall present its position second. The presentations shall be informal, with a party speaking for itself or allowing its advisers to present its position. The presentations may include supplemental documentation rebutting claims made or documentation contained in the other party's written submission. Following the presentations, the Disputes Arbiter may question the parties and moderate the parties' questions of each other. The Disputes Arbiter may, after one specific warning, order the departure of any person who refuses to abide by the Disputes Arbiter's authority to control the session and to moderate the parties' questioning of each other. If a party fails to attend the oral presentation session, the party in attendance shall provide the Disputes Arbiter with the absent party's Closing Statement, or Proposed Final Adjustments, as the case may be.

               (d) The Disputes Arbiter shall, upon a review of all documentation, testimony and argument, determine the credibility and relevance of the documentation and testimony offered. The Disputes Arbiter may, in his or her sole discretion, require or allow the submission of further documentation following the oral presentation session, which shall be provided within ten (10) business days after the oral presentation session; PROVIDED, HOWEVER, that the party not submitting the further documentation shall have five (5) additional business days to comment on it. The Disputes Arbiter shall be entitled to draw reasonable inferences from a party's failure to provide further documentation within the required time frame.

               (e) Promptly after considering all documentation and testimony, and without any adjustment, the Disputes Arbiter shall decide which of the parties' submissions (whether submitted by the party or on its behalf pursuant to the last sentence of Subsection 2.4.5(c)) most fairly presents the Final Closing Statement. The Disputes Arbiter shall notify the parties which submission, or which of the submissions, as the case may be, most fairly presents the Final Closing Statement, and such statements shall be deemed final, thus resolving the parties' dispute. The Disputes Arbiter shall include in such notification a calculation of the Billings Adjustment and Equity Adjustment based upon the Final Closing Statement, and the decision of the Disputes Arbiter shall be final and binding on the parties. The Disputes Arbiter shall resolve the parties' dispute even if one of the parties failed to provide a written submission or to attend the oral presentation session. The Disputes Arbiter shall, if amounts were deposited into the Escrow Account attached in the form of Exhibit 11.6.3 pursuant to Section 2.1.3, direct the escrow agent in the Escrow Agreement to pay, and specify the amount and the party entitled to receive, the amounts deposited and held pursuant to such agreement. Each party shall be responsible for the costs and fees of its outside professional advisers (including without limitation its Auditor and legal counsel).

               (f) The losing party shall bear one hundred percent (100%) of the fees and costs of the Disputes Arbiter; PROVIDED, HOWEVER, that either party may pay up to one hundred percent (100%) of the Disputes Arbiter's fees and costs and recover the other party's share of the fees and costs, if any, pursuant to Subsection 2.5.1. In resolving the parties' dispute, the Disputes Arbiter shall not be required to follow the practices and procedures that would be required for any audit in accordance with GAAS and shall not be required to issue any report, opinion or certification in respect of the Final Closing Statement. The Disputes Arbiter (and, for purposes of this Subsection 2.4.5(f), his or her firm and other partners) shall have no liability whatsoever to the Seller, the Purchaser, their affiliates or any other person or entity for any action taken or omitted to be taken by the Disputes Arbiter with respect to the parties' dispute, unless it is finally judicially determined that such liability was caused by fraud or intentional misconduct on the part of the Disputes Arbiter. The Seller and the Purchaser hereby agree jointly and severally to indemnify and to hold harmless the Disputes Arbiter in respect of any and all liabilities, costs and expenses (including reasonable attorney fees and expenses), incurred or suffered by reason of or in any way relating to the parties' dispute, except to the extent that it is finally judicially determined that any such liability, cost or expense was caused by fraud or intentional misconduct on the part of the Disputes Arbiter. The parties shall agree to abide by such further terms and conditions, consistent with the philosophy of this Subsection 2.4.5(f), as the Disputes Arbiter may reasonably request. Any Disputes Arbiter selected under this Article II is an intended beneficiary of the provisions of this Subsection 2.4.5(f).

     2.5. SETTLEMENT OF OBLIGATIONS.

          2.5.1. OBLIGATION TO PAY. Within five (5) business days of notification of the Disputes Arbiter's decision containing the Billings Adjustment and/or Equity Adjustment, the obligor shall deliver, by wire transfer, in immediately available funds (U.S. Dollars), in accordance with the obligee's instructions the amount of the Billings Adjustment and/or Equity Adjustment, adjusted for any allocation of the Disputes Arbiter's fee and costs under Subsection 2.4.5(f).

          2.5.2. RIGHT OF ENFORCEMENT. If a party obligated to make a payment under Subsection 2.5.1 fails to make such a payment, the obligee may immediately seek enforcement of such obligation in a court of competent jurisdiction. The prevailing party shall further be entitled to an award of any costs and fees (including without limitation those of its legal counsel) incurred to obtain enforcement of an obligation arising under this Article. Each of Purchaser and Seller hereby consent to the jurisdiction and venue of the federal and state courts in Chicago, Illinois, for the purpose of enforcing this Section 2.5.

                              ARTICLE III--EARN-OUT

     3.1. CONTINGENT EARN-OUT OBLIGATION. Subject to the terms, conditions and limitations set forth in Article III, Purchaser shall have an unsecured contingent obligation to make cash payments to Seller in a maximum amount of $3,600,000 (the "EARN-OUT"), comprised of a Backlog Gross Margin Earn-Out, with a maximum obligation of $2,000,000 as more fully described in Section 3.2, and a Successor Gross Margin Earn-Out, with a maximum obligation of $2,600,000 as more fully described in Section 3.3. Purchaser's obligation to make payments pursuant to the Earn-Out shall mature in accordance with Section 3.4.

     3.2. BACKLOG GROSS MARGIN EARN-OUT. The "BACKLOG GROSS MARGIN EARN-OUT" shall be due on or before July 31, 1996 (except to the extent any amount thereof is disputed in good faith pursuant to Section 3.4) in the event that the ratio obtained (and expressed as a percentage) by dividing the Backlog Gross Margin by the Estimated Backlog Gross Margin (the "EARN-OUT RATIO") exceeds seventy percent (70%), to the extent set forth in the following table:

                                                       Amount of
                                                     Backlog Gross
             Earn-Out Ratio                         Margin Earn-Out
             --------------                         ---------------
             less than 70%                                -0-
           70% but less than                        Subsection 3.2.1
                  90%
           90% but less than                           $1,000,000
                  110%
              110% or more                          Subsection 3.2.2

          3.2.1. EARN-OUT RATIO OF 70% TO 90%. If the Earn-Out Ratio is at least seventy percent (70%) but less than ninety percent (90%), then the amount that the Earn-Out Ratio exceeds seventy percent, divided by twenty, with that result multiplied by $1 million, is the Backlog Gross Margin Earn-Out.

          3.2.2. EARN-OUT RATIO OF 110% OR MORE. If the Earn-Out Ratio is equal to or greater than one hundred ten percent (110%), then the Backlog Gross Margin Earn-Out shall be an amount equal to (a) $1,000,000 plus (b) an amount (up to an additional $1,000,000) equal to the Backlog Gross Margin minus one hundred ten percent (110%) of the Estimated Backlog Gross Margin.

     3.3. SUCCESSOR GROSS MARGIN EARN-OUT. The "SUCCESSOR GROSS MARGIN EARN-OUT" shall be due in the event that the Successor achieves Gross Revenues, calculated in accordance with Purchaser's Revenue Recognition Standards, in excess of Baseline Revenues for any of the three calendar years set forth in Subsection 3.3.1, to the extent set forth in Subsection 3.3.2.

          3.3.1. PERFORMANCE MEASURES. The following table sets forth the "BASELINE REVENUES" and "ANNUAL CAP" for each of the calendar years 1996, 1997 and 1998:

                            Baseline
      Year                  Revenues                       Annual Cap
   ----------         --------------------            --------------------
      1996                $28,225,000                       $600,000
      1997                 34,863,000                      1,000,000
      1998                 39,575,000                      1,000,000

          3.3.2. CALCULATION OF AMOUNT DUE. The amount of the Successor Gross Margin Earn-Out due in any given year shall be the amount of Gross Revenues minus Baseline Revenues, which difference shall be multiplied by the Gross Margin Ratio, which product shall be further multiplied by twenty-five percent (25%), such final product not to exceed the Annual Cap. The 1998 Annual Cap shall be reduced to the extent that the Backlog Gross Margin Earn-Out obligation exceeds $1,000,000. The "GROSS MARGIN RATIO" shall be determined for any given calendar year by dividing such calendar year's Gross Margin by its Gross Revenues.

     3.4. DETERMINATION OF OBLIGATIONS.

          3.4.1. EARN-OUT CERTIFICATION. Within sixty (60) days after May 31, 1996 (in the case of the Backlog Gross Margin Earn-Out) or within sixty (60) days after December 31, 1996, 1997 and 1998 (in the case of the Successor Gross Margin Earn-Out), Purchaser shall provide to Seller a statement presenting: (a) all of the components of the relevant Earn-Out calculation, (b) a calculation indicating whether an Earn-Out obligation is due, and, if applicable, (c) the amount of such obligation; certified by the Purchaser's Auditor as presenting the various components thereof and the calculation therein in accordance with the provisions of this Agreement, including a certification that components of the calculation required to be presented in accordance with the terms of this Agreement are in fact stated in accordance therewith (an "EARN-OUT CERTIFICATION"). If the Purchaser does not provide such Earn-Out Certification when due, the maximum relevant Earn-Out obligation to Seller shall be due.

          3.4.2. SELLER'S RIGHT OF EXAMINATION. Seller shall have sixty (60) days after receipt of the Earn-Out Certification in which it and the Seller's Auditor may examine the calculation, its components and such underlying records and workpapers as the Seller's Auditor deems necessary and appropriate to express an opinion on the Earn-Out Certification. Purchaser and Purchaser's Auditor shall cooperate fully and promptly with Seller and Seller's Auditor in such examination and Purchaser shall promptly make available to Seller and Seller's Auditor any records under Purchaser's or Purchaser's Auditor's reasonable control requested by Seller or Seller's Auditor and Purchaser shall direct and authorize Purchaser's Auditor to make available to Seller such records and workpapers (provided that Seller or Seller's Auditor have proper security clearances, if required by applicable law) in accordance with the immediately preceding sentence. On or before the conclusion of the sixty (60) day period, Seller must either accept the Earn-Out Certification as final or provide Purchaser with a set of proposed adjustments to the Earn-Out Certification, whose effect would result in a change in the payment due in excess of US$50,000, concurred in by the Seller's Auditor as being necessary to present the various components thereof and the calculation therein in accordance with the provisions of this Agreement, including, if applicable, a certification that the components of the calculation required to be presented in accordance with the terms of this Agreement in fact require adjustment to be stated in accordance therewith (a "NOTICE OF DISAGREEMENT"). If Seller accepts the Earn-Out Certification or if Seller does not provide the Notice of Disagreement within the required sixty (60) day period, the Earn-Out Certification shall become final and any Earn-Out obligation resulting from the calculation set forth therein shall be due and payable by wire transfer in immediately available funds within five (5) business days.

          3.4.3. GOOD FAITH NEGOTIATION. If the Notice of Disagreement is timely delivered, the parties shall, for a period of twenty (20) days thereafter, seek in good faith to resolve in writing the matters of dispute giving rise to the Notice of Disagreement.

          3.4.4. SELECTION OF DISPUTES ARBITER. Following the twenty (20) day period set forth in Subsection 3.4.3, either party may invoke the process set forth in this Subsection 3.4.4 to select a partner in a nationally recognized independent certified public accounting firm (other than those of Purchaser's Auditor and Seller's Auditor) who shall resolve the matters of dispute giving rise to the Proposed Final Adjustments in accordance with Subsection 3.4.5 (a "DISPUTES ARBITER").

               (a) Either party (the "INITIATOR") may initiate the following selection process by notifying its Auditor and the other party (the "RECIPIENT") in writing that it seeks the appointment of a Disputes Arbiter.

                     (i) The Recipient shall then, within five (5) business days, notify its Auditor in writing (with a copy to the Initiator and its Auditor) to contact the Initiator's Auditor for the purpose of selecting a Disputes Arbiter in accordance with this Subsection.

                    (ii) Within five (5) business days after the Recipient's Auditor is notified pursuant to clause (i) of this Subsection 3.4.4(a), each of the Auditors shall select a partner in their respective Chicago offices (each such partner, a "RESOLUTION PARTNER") and shall notify the other and the parties of such selection.

                   (iii) Within five (5) business days of the selection of the two Resolution Partners, such partners shall select a Disputes Arbiter. If the two Resolution Partners cannot agree on a Disputes Arbiter, at the end of the five (5) day period set forth in the preceding sentence, each Resolution Partner shall nominate one qualified partner to be Disputes Arbiter and shall notify the parties of such nomination in writing. If the parties do not agree within five
(5) business days which of the two nominees shall be the Disputes Arbiter, at noon on the next business day at the offices of the Initiator's nominee in the presence of the two Resolution Partners, the Initiator's nominee shall flip a quarter in such a manner that it falls at least five feet to rest on a flat surface, and the Recipient's nominee shall call "heads" or "tails" while the quarter is in the air. If the Recipient's nominee calls the flip correctly, he or she shall be the Disputes Arbiter, otherwise the Initiator's nominee shall be the Disputes Arbiter.

               (b) The following consequences shall result if a party misses a deadline in the process set forth in Subsection 3.4.4(a):

                     (i) If the Recipient fails to notify its Auditor to act in accordance with Subsection 3.4.4(a)(i) and to send a copy of such notice to the Initiator (in accordance with the provisions of Section 13.6) within the time frame required by Subsection 3.4.4(a)(i), then the Initiator's position on the disputed matters giving rise to the Notice of Disagreement shall be deemed correct, and the relevant Earn-Out obligation shall be due based on the Initiator's position in respect of such matters.

                    (ii) If a party's Auditor fails to notify the other party or the other party's Auditor (in accordance with the provisions of Section 13.6) of the Resolution Partner it has selected within the time frame required by Subsection 3.4.4(a)(ii), then the Resolution Partner selected by the other party's Auditor shall select the Disputes Arbiter.

                   (iii) If the two Resolution Partners have not agreed on a Disputes Arbiter within the time frame required by the first sentence of Subsection 3.4.4(a)(iii) and a party's Resolution Partner has not provided notice of its nominee for Disputes Arbiter to the other party (in accordance with the provisions of Section 13.6) within the time frame required by the second sentence of Subsection 3.4.4(a)(iii), then the other party's Resolution Partner's nominee shall be the Disputes Arbiter.

                    (iv) If a party's Resolution Partner or such partner's nominee is not present for the coin flip required by the penultimate sentence of Subsection 3.4.4(a)(iii), then the other party's Resolution Partner's nominee shall be the Disputes Arbiter.

          3.4.5.    DISPUTE RESOLUTION PROCESS.

               (a) By no later than five (5) business days after the Disputes Arbiter's selection, the Disputes Arbiter shall notify each party in writing of the schedule for the dispute resolution proceeding. At a minimum, the schedule shall include: a deadline for written submissions not less than fifteen (15) nor more than twenty (20) business days after the Disputes Arbiter's selection; an oral presentation session to be held at a location specified by the Disputes Arbiter within five (5) business days after the deadline for written submissions. Written submissions may be sent via facsimile, with the original and any supporting documentation to follow by reputable overnight carrier. Any written materials submitted under this Subsection 3.4.5 shall be sent to the Disputes Arbiter and the other party at the same time and in the same manner.

               (b) Each party's written submission shall include what it believes to be: (i) all of the components of the relevant Earn-Out calculation,
(ii) a calculation indicating whether an Earn-Out obligation is due, and, if applicable, (iii) the amount of such obligation; PROVIDED,

HOWEVER, that (1) the Seller's submission must assert that the Earn-Out obligation due is at least US$50,000 greater than that determined by the Earn-Out Certification, and (2) the Earn-Out obligation, if any, set forth in the Purchaser's submission shall be due immediately. Each party may incorporate such supporting documentation into its submission as it deems appropriate.

               (c) Both parties shall, subject to the penultimate sentence of this Subsection 3.4.5(c), have the right to be present at the oral presentation at all times, accompanied by such advisers as they see fit. The Disputes Arbiter shall, in his or her sole discretion, establish a time limitation (which shall be the same for each party) during which each party may present its position on the matters in dispute. The Seller shall present its position first, and the Purchaser shall present its position second. The presentations shall be informal, with a party speaking for itself or allowing its advisers to present its position. The presentations may include supplemental documentation rebutting claims made or documentation contained in the other party's written submission. Following the presentations, the Disputes Arbiter may question the parties and moderate the parties' questions of each other. The Disputes Arbiter may, after one specific warning, order the departure of any person who refuses to abide by the Disputes Arbiter's authority to control the session and to moderate the parties' questioning of each other. If a party fails to attend the oral presentation session, the party in attendance shall provide the Disputes Arbiter with the absent party's Earn-Out Certification or Notice of Disagreement, as the case may be.

               (d) The Disputes Arbiter shall, upon a review of all documentation, testimony and argument, determine the credibility and relevance of the documentation and testimony offered. The Disputes Arbiter may, in his or her sole discretion, require or allow the submission of further documentation following the oral presentation session, which shall be provided within ten (10) business days after the oral presentation session; PROVIDED, HOWEVER, that the party not submitting the further documentation shall have five (5) additional business days to comment on it. The Disputes Arbiter shall be entitled to draw reasonable inferences from a party's failure to provide further documentation within the required time frame.

               (e) Promptly after considering all documentation and testimony, and without any adjustment, the Disputes Arbiter shall decide which of the parties' submissions (whether submitted by the party or on its behalf pursuant to the last sentence of Subsection 3.4.5(c)) most fairly presents (i) the components of the relevant Earn-Out calculation, (ii) the calculation indicating whether an Earn-Out obligation is due, and (iii) the amount of such obligation. The Disputes Arbiter shall notify the parties of such submission, thus resolving the parties' dispute, and the Earn-Out obligation set forth therein shall be due in cash within five (5) business days following such determination. The decision of the Disputes Arbiter shall be final and binding on the parties. The Disputes Arbiter shall resolve the parties' dispute even if one of the parties failed to provide a written submission or to attend the oral presentation session. Each of the parties shall be responsible for the costs and fees of its outside professional advisers (including without limitation its Auditor and legal counsel).

               (f) The losing party shall bear one hundred percent (100%) of the fees and costs of the Disputes Arbiter; PROVIDED, HOWEVER, that either party may pay up to one hundred percent (100%) of the Disputes Arbiter's fees and costs and recover the other party's share of the fees and costs, if any, in the manner set forth in the last sentence of Subsection 3.4.5(e). Upon the Disputes Arbiter's determination of the prevailing party, he or she shall notify both parties of any adjustment required to allocate the Disputes Arbiter's costs and fees according to the immediately preceding sentence, and such costs and fees, although not an Earn-Out obligation, shall be due in cash within five (5) business days following such determination. In resolving the parties' dispute, the Disputes Arbiter shall not be required to follow the practices and procedures that would be required for any audit in accordance with GAAS and shall not be required to issue any report, opinion or certification in respect of his or her engagement. The Disputes Arbiter (and, for purposes of this Subsection 3.4.5(f), his or her firm and other partners) shall have no liability whatsoever to the Seller, the Purchaser, their affiliates or any other person or entity for any action taken or omitted to be taken by the Disputes Arbiter with respect to the parties' dispute, unless it is finally judicially determined that such liability was caused by fraud or intentional misconduct on the part of the Disputes Arbiter. The Seller and the Purchaser hereby agree jointly and severally to indemnify and to hold harmless the Disputes Arbiter in respect of any and all liabilities, costs and expenses (including reasonable attorney fees and expenses), incurred or suffered by reason of or in any way relating to the parties' dispute, except to the extent that it is finally judicially determined that any such liability, cost or expense was caused by fraud or intentional misconduct on the part of the Disputes Arbiter. The parties shall agree to abide by such further terms and conditions, consistent with the philosophy of this Subsection 3.4.5(f), as the Disputes Arbiter may reasonably request. Any Disputes Arbiter selected under this Article III is an intended beneficiary of the provisions of this Subsection 3.4.5(f).

          3.4.6. MINIMUM PAYMENT. In conjunction with the satisfaction of the 1998 Successor Gross Margin Earn-Out obligation, if Purchaser has not satisfied at least $500,000 of matured Earn-Out obligations (including the 1998 Successor Gross Margin Earn-Out obligation, if any) in the aggregate, as stated in Article III hereof, Purchaser shall have an additional obligation due and owing to Seller in the amount of the deficiency of such aggregate Earn-Out maturities under $500,000.

     3.5. SETTLEMENT OF OBLIGATIONS. Once an Earn-Out obligation of the Purchaser has matured, to the extent Purchaser's matured obligation has not been reduced pursuant to Subsection 11.5.1, then Purchaser's obligation shall be satisfied by delivering, within five (5) business days of the Disputes Arbiter's determination of such obligation, by wire transfer, in immediately available funds (U.S. Dollars), in accordance with Seller's instructions, the amount of such unsatisfied obligation. If Purchaser fails to make a payment due in accordance with this Section 3.5, Seller may immediately seek enforcement of such obligation in a court of competent jurisdiction. Seller shall further be entitled to an award of any costs and fees (including without limitation those of its legal counsel) incurred to obtain enforcement of a payment due under this
Section 3.5. Each of Purchaser and Seller hereby consent to the jurisdiction and venue of the federal and state courts in Chicago, Illinois, for the purpose of enforcing this Section 3.5.

            ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF THE SELLER

     4.1. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Purchaser, or any notice to Purchaser other than in the Schedules (as defined herein) or as disclosed pursuant to Subsections 8.1.1 or 8.1.2 and shall survive the Closing and the transactions contemplated hereby as provided in Section
11.5.4. Seller's representations and warranties are subject to, and qualified by, any fact or facts disclosed in a document referring to the representations and warranties in this Agreement which identifies by appropriate corresponding section number to which the disclosure relates and is delivered by Seller to Purchaser prior to the execution of this Agreement and as such may be supplemented prior to Closing (the "SELLER'S DISCLOSURE STATEMENT"), and which has been initialed by authorized officers of Seller and Purchaser. Disclosure of an item in Seller's Disclosure Statement referenced by a particular paragraph in this Agreement shall, should the existence of the item or its contents be relevant to any other paragraph, be deemed to be disclosed in that paragraph whether or not an explicit cross-reference appears; provided, that the nature of any matter disclosed by such item is reasonably apparent from the context of the disclosed item without reference to any collateral document.

          4.1.1.    ORGANIZATION AND AUTHORITY; CAPITALIZATION OF SUB.

               (a) Parent and Company are, and at the Closing Sub will be, a corporation duly organized and validly existing under the laws of the State of Washington. Company has and at Closing Sub will have all requisite corporate power and authority to own, operate and lease properties and to carry on business as now being conducted. Company is duly qualified and in good standing in every jurisdiction in which the Acquired Assets owned, leased or operated relating to the Business or the nature of the business being conducted makes such qualification necessary in order to avoid any Adverse Material Effect, and, except as set forth in Seller's Disclosure Statement, is not subject to any agreement, commitment or understanding which restricts or may restrict the use of the Acquired Assets in any jurisdiction or location.

               (b) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not (assuming that Seller shall have satisfied all of its conditions to close set forth in Section 8.2), violate any provision of Seller's certificate of incorporation or bylaws, or any provisions of, or result in the acceleration of, any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which Seller is a party, or by which Seller is bound and will not violate any other restriction of any kind or character to which Seller is subject which, should such violation or acceleration occur, would result in a Material Adverse Effect. All corporate actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement have been properly taken. This Agreement constitutes a valid and binding obligation of the Seller.

               (c) At the Closing: (i) the Shares will be owned beneficially and of record by Seller and will constitute all of the issued and outstanding shares of capital stock of

Sub; (ii) the Shares will be duly authorized, validly issued, fully paid and nonassessable; (iii) there will be no outstanding options, warrants or other rights of any kind to acquire any capital stock of Sub or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such capital stock, nor will Sub be committed to issue any such option, warrant, right or security; (iv) Seller will have valid title to the Shares, free and clear of any and all liens, claims, security interests or options; and (v) Seller will have full legal right, power and authority to sell, transfer and convey the Shares to Purchaser.

          4.1.2.    CONDITION OF ACQUIRED ASSETS.

               (a) Any Inventory of Seller with respect to the Business is in an "AS-IS, WHERE-IS" condition and repair.

               (b) Seller has good and marketable title to the Acquired Assets free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, and subject to no restrictions on transferability, except as set forth in Seller's Disclosure Statement.

               (c) All machinery, equipment and other Tangible Assets are in an "AS-IS, WHERE-IS" condition and repair.

               (d) The Acquired Assets, including those Acquired Assets which are subject to Seller's Best Efforts obligation to obtain third-party consents to transfer to Sub and Purchaser and those Acquired Assets to be licensed to Sub and Purchaser, include all assets reasonably necessary to operate the Business in substantially the same manner as in the past.

               (e) The Accounts Payable and Accrued Expenses listed on the Closing Statement are not, as of June 30, 1995, more than 45 days old.

               (f) EXCEPT AS SET FORTH IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES OF SELLER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS.

          4.1.3. SIGNIFICANT CHANGES. Since April 2, 1995, except as set forth in Seller's Disclosure Statement, there have not been:

               (a) Any material adverse changes in the financial or physical condition of the Acquired Assets, except for changes caused by this Agreement.

               (b) Any material loss, damage or destruction of the Acquired Assets.

               (c) Any litigation or administrative agency charges and proceedings involving, relating to and affecting the Acquired Assets.

               (d) Any mortgage, pledge, lien or encumbrance made on any of the Acquired Assets.

               (e) Any sale, transfer or other disposition of any or all of the Acquired Assets, except in the normal course of business.

          4.1.4. CONTRACTS AND COMPLIANCE. Seller is not in default under any Contracts, nor has any event occurred, which, through the passage of time or the giving of notice, or both, would constitute a default under any such contract or obligation, or cause the acceleration of any obligation of Seller or result in the creation of any lien, charge or encumbrance whatsoever upon any or all of the Acquired Assets.

          4.1.5.    LEASES.

               (a) Schedules 1.2.5 and 1.2.6 identify the names and addresses of each other party to the Leases. Seller has delivered to Purchaser a true, correct and complete copy of each of the Leases.

               (b) All Leases are valid and in full force and effect and, except as set forth in Seller's Disclosure Statement, Seller has all right, title and interest under the terms of each such lease, free and clear of all liens, claims or encumbrances. Seller shall use its Best Efforts (as hereinafter defined) to deliver to Purchaser lessor's consents to assignments where required by a Lease if the failure to obtain such consent would result in a Material Adverse Effect. All rentals due under said Leases as of the Closing Date shall have been paid and there exists no default by Seller under the terms of any Lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default by Seller or prevent Seller from exercising and obtaining the benefits of any options or other rights contained therein, which defaults or events would result in a Material Adverse Effect.

          4.1.6.    PERMITS.  The Permits are in full force and effect.

          4.1.7.    LITIGATION.  Except as set forth in Seller's Disclosure
Statement,

               (a) There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions filed, pending or outstanding against or involving the Acquired Assets or the Assumed Liabilities.

               (b) There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions threatened against or involving the Acquired Assets or the Assumed Liabilities.

          4.1.8. INSURANCE. Seller will maintain insurance on Acquired Assets up to and including the Closing Date.

          4.1.9. NO BROKER. Seller has engaged Robertson, Stephens & Co. as an investment banker to act on its behalf in connection with the transaction contemplated by this

Agreement. Seller has not taken any action which will cause Purchaser or Sub to be responsible for any broker or finder's fee.

          4.1.10.   INTELLECTUAL PROPERTY RIGHTS.

               (a) Schedule 1.2.10 lists the material Intellectual Property Rights (other than trade secrets) presently owned, possessed, used or held (under license or otherwise) by Seller which are used or currently contemplated for use by Seller or Company for use in the Business to be transferred to Sub. Except as listed in Seller's Disclosure Statement, Seller owns the entire interest therein free and clear of all liens, licenses, encumbrances, equities, conditional sales contracts, security interests and charges. Schedule 1.2.10 lists all grants of licenses, sublicenses or assignments of any of Seller's Intellectual Property Rights.

               (b) Purchaser's use of the Intellectual Property Rights in the Business (where such Intellectual Property Rights are employed by Purchaser in a manner consistent with the conduct of the Business by Seller) will not infringe the Intellectual Property Rights of others.

               (c) Except as set forth in Seller's Disclosure Statement, Seller has received no written notice of any inquiries, investigations or pending claims or litigation challenging or threatening to challenge Seller's right, title and interest with respect to continued use of any Intellectual Property Right in the Business or right to preclude others from using any Intellectual Property Right. Seller will not use any Intellectual Property Rights transferred to Sub hereunder in any manner inconsistent with the rights transferred to Sub hereunder or inconsistent with prevailing law and will not willfully compromise any such Intellectual Property Rights.

               (d) Seller owns all Intellectual Property Rights created by Seller's Employees and all rights with respect to Intellectual Property Rights created by independent contractors have been assigned and conveyed to Seller. Seller has no knowledge of any other rights, the lack of ownership of which would cause an Adverse Material Effect on the operations of the Business.

          4.1.11. TAXES. All federal, state, foreign, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes, customs, duties or tariffs (including any interest or penalties relating thereto) and assessments which are due and payable with respect to the Acquired Assets prior to the Closing and which could result in a lien or encumbrance on Successor's assets have been duly reported, fully paid and discharged as reported by Seller and there are no such unpaid items which are or could become a lien on the Acquired Assets, except for payroll taxes and except for those listed in Seller's Disclosure Statement. All tax returns of any kind required to be filed in respect of the Acquired Assets which could result in a lien or encumbrance on Successor's assets have been filed and the taxes paid or accrued.

          4.1.12. COLLECTIVE BARGAINING. Except as set forth in Seller's Disclosure Statement, (a) there are no collective bargaining or other labor union contracts applicable to Employees of the Business, (b) no material work stoppage or material labor dispute against the Business is pending or, to Seller's Knowledge, threatened, and (c) to Seller's Knowledge, there is no organizational activity currently underway with respect to the Business.

          4.1.13. GOOD FAITH. This Agreement will be executed and delivered in good faith, and the Purchase Price is fair equivalent consideration for the Shares.

          4.1.14.   EMPLOYEE INFORMATION.

               (a) Seller's Disclosure Statement contains a true and correct list of all Employees, bonuses paid in 1995 and as of the period ending May 29, 1995, vested stock options, the current annual rate of compensation, and accrued liability for benefits for each Employee. Except for employee benefits payable pursuant to Employee Benefit Plans and compensation that constitutes a Retained Liability, Seller has no other obligation to the Employees for any compensation.

               (b) Except as set forth in Seller's Disclosure Statement, Seller is not engaged in, and has not received any written notice of any unfair labor practice related to the Business and no such complaints are pending before the National Labor Relations Board or any other agency having jurisdiction thereof. Seller's Disclosure Statement also lists all labor and employment litigation that is related to the Business.

               (c) Except as set forth in Seller's Disclosure Statement and except for those contracts that arise pursuant to applicable local law, as of the date hereof, there are no employment, severance or consulting agreements between Seller or Sub and any of the current or former Employees of the Business.

               (d) Except as set forth in Seller's Disclosure Statement, neither Seller nor Sub has, since January 1, 1995 hired as an Employee or retained as a consultant, or otherwise agreed to pay for services rendered or to be rendered other than for the Business, any persons who on or after January 1, 1995 were Employees of, or full-time consultants to, the Business.

               (e) Seller's Disclosure Statement lists the Employees of the Business who have entered into noncompetition agreements with Seller or Sub, which agreements shall be included as Acquired Assets.

               (f) Seller's Disclosure Statement lists the Employees of the Business who have entered into agreements relating to inventions and confidential information with Seller or Sub, and includes as an attachment a copy or form of each such agreement, which agreements shall be included as Acquired Assets.

          4.1.15.   EMPLOYEE BENEFITS.

               4.1.15.1. Seller's Disclosure Statement lists each written and unwritten pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement, policy or understanding (including, without limitations each ERISA
Plan) (collectively, "Plans") to which Seller or Sub contributes or is or has been obligated to contribute or is or has been a party or is or has been bound or under which Seller or Sub may have any liability and under which Employees (or their respective beneficiaries or dependents) are eligible to participate or to continue to accrue a benefit (each, an "Employee Benefit Plan"). No other Plans have been communicated or promised to the Employees of the Sub. Each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects in accordance with, all applicable requirements of all laws and regulations of any public body or authority, including, but not limited to, ERISA and the Code, and no "reportable event," "prohibited transaction" (as such terms are defined in ERISA and the Code, as applicable) or termination has occurred with respect to any Employee Benefit Plan. Each ERISA Plan intended to qualify under section 401(a) of the Code has received an applicable ruling or determination letter concluding that such ERISA Plan so qualifies, and to Seller's Knowledge, no event has occurred, amendment been adopted or action has been taken which would cause such ERISA Plan to lose its qualified status.

               4.1.15.2. Seller has delivered or made available to Purchaser complete and correct copies of each Employee Benefit Plan and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto, and if applicable (a) the most recent actuarial valuation report, (b) the last filed Form 5500 or 5500-C and Schedules A and B thereto or equivalent documents required to be filed in foreign jurisdictions,
(c) the summary plan description currently in effect for each Employee Benefit Plan and all material modifications thereto, (d) the last financial statements for each Employee Benefit Plan and its related trust, if any, (e) if applicable, the most recent determination letter (or equivalent document in a foreign jurisdiction) issued with respect to each Employee Benefit Plan, and (f) each form of loan document under Seller's Savings/Investment Plan.

               4.1.15.3. There are no actions existing or pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened, with respect to any Employee Benefit Plan.

               4.1.15.4. All contributions required under applicable law, the terms of any Employee Benefit Plan or the terms of any collective bargaining agreement to be made by Seller or Sub to each Employee Benefit Plan have been made within the time prescribed by such law, Employee Benefit Plan or collective bargaining agreement. Neither Seller nor Sub currently maintains or in the past has maintained a money purchase pension plan or a defined benefit pension plan.


               4.1.15.5. No Employee Benefit Plan is a "multiple employer" plan within the meaning of section 4063 or 4064 of ERISA, and no Employee Benefit Plan is a "multiemployer Plan" within the meaning of section 4001(a)(3) of ERISA or other applicable employee benefit legislation.

               4.1.15.6. The consummation of the sale contemplated by this Agreement and the transactions contemplated by the benefits sections will not result in an increase in the amount of compensation or benefits or accelerate the vesting of any benefits payable to or in respect of any Employee or former Employee or the beneficiary or dependent of any such Employee or former Employee.

               4.1.15.7. Neither any Employee or former Employee of the Business nor any beneficiary or dependent of any such Employee or former Employee is or may become entitled to postemployment benefits of any kind by reason of their employment with the Business, including, without limitation, death or medical benefits (whether or not insured), other than (a) pursuant to the terms of the Transition Services Agreement, (b) coverage mandated by section 4980B of the Code, (b) retirement benefits payable under an Employee Benefit Plan intended to qualify under Section 401(a) of the Code and under which assets are sufficient to satisfy all liabilities accrued thereunder as of the Closing Date or (c) deferred compensation fully accrued as a liability on Seller's financial statements.

          4.1.16. ENVIRONMENTAL MATTERS. Seller makes the representations and warranties concerning environmental matters as stated in the Environmental Agreement, a form of which is attached in Exhibit 2.2.4(B).

          4.1.17. DISPUTES. There are no disputes with respect to the collectibility of the Accounts Receivable or the goods or services received with respect to the Accounts Payable.

          4.1.18. VALIDITY OF REPRESENTATIONS. Each representation or warranty included in this Agreement contains no untrue statement of a material fact. This Agreement (including the Schedules) does not and will not omit any material fact, the omission of which would cause the foregoing information taken in its entirety to be misleading.

     4.2. EXTENT OF REPRESENTATIONS AND WARRANTIES. Seller does not make, and has not made, any representations or warranties relating to Seller, Sub, the Business or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by Seller. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of Seller. No person has been authorized by Seller to make any representation or warranty relating to Seller, Sub, the Business or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller.

     4.3. KNOWLEDGE REPRESENTATIONS AND WARRANTIES. The following representations and warranties are made to the knowledge of Seller: 4.1.4, 4.1.7(b), and 4.1.15. Whenever a representation or warranty is made to the knowledge of Seller ("SELLER'S KNOWLEDGE"), such knowledge shall be deemed to consist only of the actual knowledge of any of those persons listed on Schedule
4.3. Seller has not undertaken, nor shall Seller have any duty to undertake, any further investigation concerning any matter as to which a representation or warranty is made as to Seller's knowledge.

     4.4. DISCLOSURE. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

     4.5. REMEDIES. Any liability or obligation for breaches of Seller's representations and warranties and Purchaser's remedies therefor shall be exclusively as set forth in Article XI.

           ARTICLE V--REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     5.1. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Seller, or any notice to Seller, and shall survive the Closing and the transactions contemplated hereby for the period stated in Section 11.5.4.

          5.1.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania with full power and authority to enter into and perform the transactions contemplated by this Agreement.

          5.1.2. PERFORMANCE OF THIS AGREEMENT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Purchaser's Articles of Incorporation or Bylaws or any court order, arbitration award, judgment or decree to which Purchaser is bound and will not violate any other restriction of any kind or character to which it is subject.

          5.1.3. NO BROKER. Purchaser has not engaged, consented to or authorized any broker, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transaction contemplated by this Agreement. Purchaser has not taken any action which will cause Seller to be responsible for any broker or finder's fee.

          5.1.4 INVESTMENT INTENT; ACCREDITED INVESTOR. Purchaser is acquiring the Shares for its own account for investment, without a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Purchaser will not so distribute or resell any Shares in violation of any such law. Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

          5.1.5. DISCLOSURE OF INFORMATION. Upon acceptance of the Shares, Purchaser shall be deemed to have represented for purposes of the federal and state securities laws as of the Closing Date that: (i) it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and (ii) it has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Shares.

     5.2. REMEDIES. Any liability or obligation for breaches of Purchaser's representations and warranties and Seller's remedies therefor shall be exclusively as set forth in Article XI.

                      ARTICLE VI--ACTIONS PRIOR TO CLOSING

     Each of Purchaser and Parent covenant, and agree to cause Company, Successor and Sub, as applicable, together with any other affiliate, to take the following actions between the date of execution of this Agreement and the
Closing:

     6.1. ACCESS TO INFORMATION. From and after the date of this Agreement and until the Closing Date (and subject to the Confidentiality Agreement), Purchaser and its authorized representatives shall have full access to all properties, books, records, contracts and documents of the Company, and Seller shall furnish or cause to be furnished to Purchaser and its authorized representatives all information with respect to the affairs and business of Seller in connection with the Business or Acquired Assets as Purchaser may reasonably request.

     6.2. CONDUCT OF BUSINESS PRIOR TO CLOSING. From and after the date of this Agreement and until the Closing Date, with respect to the Acquired Assets or the Assumed Liabilities:

          (a) Except as affected by this Agreement, Company shall make its Best Efforts to continue to operate its assets and to manage its inventory in the ordinary course of business and to maintain the equipment included as the Acquired Assets in accordance with good practice. Company shall neither hire, transfer nor terminate any employee without first obtaining the approval of Purchaser, nor shall Company increase the compensation or benefits of Employees except in the ordinary course of business.

          (b) Seller shall maintain current insurance and acquire such additional insurance as it deems may be reasonably required by increased business and risks in accordance with Seller's past practices; and all property shall be used, operated, maintained and repaired in the course of the Business in a prudent business manner;

          (c) Seller shall use all Best Efforts up to Closing Date (without making any commitments on behalf of Purchaser) to keep available to Purchaser the present key employees of Company with respect to the Business, and to preserve for Purchaser the present relationships of Company with its suppliers, distributors and customers and others having business relations with the Business;

          (d) Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, commitment or obligation related to the Acquired Assets that would result in a Material Adverse Effect;

          (e) Seller shall not sell or dispose of Acquired Assets except as may occur in the ordinary course of business;

          (f) Seller shall promptly notify Purchaser of any lawsuits, claims, proceedings or investigations that are threatened in writing, brought, asserted or commenced against it, its officers or directors involving in any way the Acquired Assets or the Assumed Liabilities;

          (g) From time to time, Seller will promptly supplement or amend the Seller's Disclosure Statement or Schedules (including pursuant to Subsections
8.1.1 and 8.1.2) with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules; and

          (h) Seller agrees to list on Schedule 6.2 a true and complete list of all Material Consents, that, if not obtained, would cause a Material Adverse Effect on Successor. Seller and Purchaser, at Seller's request and direction, shall use their Best Efforts to obtain said Consents. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment of any Asset or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any party thereto would constitute a breach thereof or in any way adversely affect the rights to be assigned.

     6.3. REGISTRATIONS.

          6.3.1. If any Intellectual Property Right is in the process of registration or patenting, or entitled to be but has not been registered or patented, with the U.S. Patent and Trademark Office, U.S. Copyright Office, or similar U.S. or foreign patent, trademark or copyright authorities, Seller shall, at the request of Purchaser, assist Purchaser in pursuing and securing any and all such registrations or patents; provided that all expenses paid to third parties connected with Seller's efforts in this respect are to be reimbursed to Seller by Purchaser, provided Purchaser has pre-approved said expenses in writing.

          6.3.2. Seller shall use Seller's Best Efforts to transfer to Purchaser any such Intellectual Property Right and related materials and documentation. Among other things, Seller (a) shall use its Best Efforts to obtain powers of attorney from the inventors of any such Intellectual Property Right; (b) shall assign to Purchaser any patents or registrations and any applications for Intellectual Property Right registration or patents; (c) shall assign all employee intellectual property agreements to Purchaser; (d) shall transfer all files relating to any such Intellectual Property Right (including registration activities to date) and (e) shall send notices requesting the U.S. Patent and Trademark Office, U.S. Copyright Office, or similar U.S. or foreign patent, trademark or copyright authorities or representatives to route all future correspondence relating to any such Intellectual Property Right to Purchaser.

          6.3.3. In addition, Seller shall make available to Purchaser all records and designs of Seller reasonably necessary in connection with the transfer of any Intellectual Property Right registrations.

     6.4. COMPLIANCE. Seller shall comply with any notice, report or other filing requirements of any governmental authority with respect to the transactions contemplated by this Agreement.

     6.5. CONTRACT COMPLETION.

          6.5.1 Company will, if permitted by the other party to a Retained Customer Contract, subcontract the completion of the Retained Customer Contract to Purchaser at the price specified in such contract without additional mark-up and on the same terms and conditions; provided, however, that if any of the Retained Customer Contracts include any of the Contracts identified on Schedule 1.3.6, then the terms and conditions under which Purchaser shall perform the subcontract shall be modified as specified with respect to such contract on
Schedule 1.3.6.

          6.5.2 The "RETAINED CUSTOMER CONTRACTS" shall constitute those Material Contracts which Purchaser, after exercising its Best Efforts, has failed to obtain a third party consent to assignment to Purchaser. Purchaser and Seller agree to negotiate in good faith an arrangement whereby Purchaser will lease or otherwise provide to Seller employees of Successor in order to complete any Retained Customer Contract. The parties intend that Purchaser will bear the costs of any Retained Customer Contract and to receive all the revenues from any such contract.

     6.6. ENVIRONMENTAL MATTERS.

          6.6.1 Each of Purchaser and Seller will pay 50% of the costs of a "PHASE I" environmental survey of Sub's facility that is located in Richland, WA promptly following receipt of the statement for such services.

          6.6.2 Each of Purchaser and Seller will pay 50% of the costs of a "PHASE II" environmental survey of Sub's facility that is located in Richland, WA.

         ARTICLE VII--OTHER AGREEMENTS AND ACTIONS SUBSEQUENT TO CLOSING

     Each of Purchaser and Parent covenant, and agree to cause Company, Successor and Sub, as applicable, together with any other affiliate, to take the following actions subsequent to the Closing:

     7.1. TRADE SECRETS. Seller agrees that, except as specifically provided by this Agreement, Seller will maintain all Intellectual Property Rights as secret and confidential and Seller agrees not to disclose any trade secrets or confidential information connected with Intellectual Property Rights to others. Further, from and after the Closing Date, Seller agrees not to use any trade secrets or confidential information which is to be transferred to Sub for a period of seven (7) years after the Closing Date, unless said information is sooner made public by Sub or Purchaser.

     7.2. NON-COMPETITION AGREEMENT.

          7.2.1. Seller covenants to and agrees with Purchaser that, for a period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, Seller will not individually or together with others, directly or indirectly, engage in, or own any capital stock or other equity interest in an entity which engages in those specific areas in which Seller conducts its present Business, which are set forth on Schedule 7.2, anywhere in the Territory (as defined hereafter). The "TERRITORY" shall consist of all markets, worldwide and in space. This paragraph shall not prevent Seller from owning less than five (5%) percent of any entity whose stock is listed on a national securities exchange or traded in the over-the-counter market and which is not controlled by Seller.

          7.2.2. In the event of a breach of Subsection 7.2.1, Seller agrees that Purchaser shall be entitled to temporary and permanent injunctive relief, as well as any other remedies that may be available at law or equity.

     7.3. GENERAL ASSISTANCE. To facilitate an orderly transfer of the Acquired Assets and Assumed Liabilities, Seller shall cooperate with and assist Purchaser and Sub, and Purchaser and Sub shall cooperate with and assist Seller, in effecting the transfers contemplated hereby. Such assistance shall be made upon the other party's reasonable request and provided in such a manner as to reasonably minimize interference with Seller's or Purchaser's ongoing operations. For any Contract which is assigned to Sub, Seller shall cooperate with Sub in collecting any receivable which is billed and created after Closing in respect to work done by Seller.

     7.4. SPECIFIC ASSISTANCE.

          7.4.1 Upon written request of Seller, Purchaser will assist Seller in defending any action by a third party with respect to the Retained Liabilities by making available all records, designs and personnel of Purchaser reasonably necessary. Seller shall promptly reimburse Purchaser for the reasonable administrative costs of such assistance; provided, that this covenant shall not obligate Purchaser to otherwise assist Seller in or bear any of the expenses of any such defense. Purchaser will promptly forward to Seller any payments received in connection with any accounts receivable related to the Business but not assigned to Purchaser. Purchaser agrees to credit for Seller's account any payments received from customers. Upon written request of Seller, Purchaser will assist Seller in collecting such accounts receivables.

          7.4.2 Upon the written request and direction of Purchaser, Seller will, with respect to any agreement described in section 1.2.9(c)(i) that by its terms could not be assigned to Purchaser, take such actions as specified by Purchaser to enforce such agreement. Purchaser shall promptly reimburse Seller for the reasonable costs of such assistance; this covenant shall not obligate Seller to bear any of the costs, expenses or other liability related to any such actions.

          7.4.3 Seller will promptly forward to Purchaser any amounts received by Seller as payments on or for Accounts Receivable or Contracts (except Accounts Receivables or Contracts where Seller has paid Purchaser pursuant to Section 7.17) and will cooperate with

Purchaser in providing such information to the Bank as may be necessary to confirm that payments received by the Bank are amounts owing Purchaser under such Accounts Receivable or Contracts.

     7.5. TRANSITION SERVICES; COOPERATION.

          7.5.1 Commencing on the Closing Date, Seller shall, upon the request of Purchaser, provide to Sub or Successor the services set forth on
Schedule 7.5 ("TRANSITION SERVICES") for such time periods and rates as the parties shall agree.

          7.5.2 Commencing on the Closing Date, Purchaser shall provide to Seller the services and facilities set forth on Schedule 7.5 for the time periods and at the rates indicated thereon.

          7.5.3 Seller covenants and agrees, no later than termination of its use of the real property identified in Schedule 7.5, to remove all equipment, machinery, tools, inventory and other assets of Seller and, no later than five days following such termination of use, to dispose of any discarded equipment, machinery, tools, inventory or other materials used by Seller on the site in compliance with any applicable federal and state regulations. If Seller fails to dispose of such materials, Purchaser may at its option dispose of such materials at Seller's cost and expense. Seller agrees to pay such costs and expenses promptly upon receipt of a statement for such disposal. Schedule 7.5.3 lists all of Seller's equipment, machinery, tools, inventory and other assets that are owned by Seller's Waste Services business that are located in Richland, WA at the real property identified in Schedule 1.2.5.

     7.6. REGULATORY FILINGS. Each of Purchaser and Seller will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency. Purchaser and Seller each agree to file any information required by the HSR Act and shall promptly supplement such information and promptly use best efforts to effect compliance with the conditions specified in Sections 8.1.6 and 8.2.5 hereof.

     7.7. EMPLOYEE MATTERS.

          7.7.1 Sub shall not terminate any Employees of Sub on or before the Closing Date. Purchaser or Successor may offer to employ in positions substantially similar to their current positions with Sub and at substantially similar rates of pay and benefits, Employees of Sub who are actively employed at Closing. Nothing in this Agreement will prevent Purchaser, Sub or Successor from modifying, altering or terminating any of the existing terms and conditions of employment of the Employees after Closing. Except as otherwise required by applicable law, Purchaser and Successor will credit the Employees for vacation and sick leave accrued while such persons were employees of Seller or Sub.

          7.7.2 Neither Purchaser, Sub nor Successor shall, at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting in whole or in part any facility, site of employment, operating unit or employee of Sub without complying fully with the requirements of WARN.

          7.7.3 Purchaser agrees to indemnify Seller and to defend and hold Seller harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including but not limited to costs of collection, attorney's fees and other costs of defense) arising out of or with respect to Employees, with respect to events arising on or after the Closing Date and arising out of Purchaser's, Successor's or Sub's actions following Closing, including but not limited to (i) termination by Purchaser, Successor or Sub of any Employee of Sub on or after the Closing Date, (ii) failure of Purchaser, Successor or Sub to continue the employment of Employees on substantially similar terms as said employee presently enjoys, (iii) any claim made by any Employee for severance pay, if any, arising upon, or at any time following, the Closing Date, or (iv) any suit or claim of violation brought against Seller under WARN for any actions taken by Purchaser, Successor or Sub on or after the Closing. The first sentence of Section 11.5.4 shall not apply to this section.


          7.7.4 Purchaser and Sub shall be responsible for unused vacation pay on and after the Closing Date with respect to all periods of service (whether prior to or after the Closing Date) of all Employees; PROVIDED, HOWEVER, that nothing in this Agreement shall prohibit Purchaser or Sub from modifying the vacation policies after the Closing Date.

          7.7.5. TERMINATION OF COVERAGE UNDER SELLER'S EMPLOYEE BENEFIT PLANS AND COVERAGE UNDER PURCHASER'S EMPLOYEE BENEFIT PLANS. (a) Except as otherwise specifically provided pursuant to Section 7.7.5(b), effective as of the Closing Date, each Employee who is an active participant in Seller's Employee Benefit Plans shall cease to be an active participant and all of such Employees shall become eligible to participate in each of Purchaser's employee benefit plans or in new plans of Sub which the Purchaser or Sub makes available to the Employee in accordance with the applicable provisions of this Agreement and the terms and conditions of each such plan.

               (b) Notwithstanding the foregoing, Parent shall amend the VECTRA Technologies, Inc. VectraFlex Plan and certain component benefit plans thereof to permit continued participation on and after Closing in such component benefit plans by the Employees as former employees of Seller. The continued participation by the Employees and their covered spouses and dependents, if any, shall cease upon the earliest of the following dates:

     (1) The date an Employee is no longer employed by Purchaser, Sub, Successor or any affiliates thereof;

     (2) The effective date of termination of the VectraFlex Plan or applicable component benefit plans thereof by Parent;

     (3) A termination date for this continued coverage as set by mutual agreement of Purchaser and Parent;

     (4) For covered spouses or dependents, ceasing to be an eligible spouse or dependent for purposes of eligibility under the VectraFlex Plan or applicable component benefit plans thereof; or

     (4)  December 31, 1995.

Other than as required by Code Section 4980B, the Employees shall not be permitted to continue participation in any other component benefit plans of the VectraFlex Plan, or in any other Employee Benefit Plans of Seller. Under no circumstances shall Parent be required to amend the VectraFlex Plan or any component thereof to permit continued participation in said plan or component to the extent (a) such continued participation would violate ERISA or cause the Plan to lose its eligibility for tax-favored status under the Code, or (b) an insurance carrier providing the coverage under the applicable component benefit plan or plans refuses to provide the continued coverage for former employees of Seller.

          7.7.6. RETIREMENT, WELFARE AND FRINGE BENEFITS. (a) Purchaser and Sub shall grant to each Employee credit for their periods of employment with Seller or the Sub on or prior to the Closing Date, as if so employed by Purchaser or Sub, under Purchaser's and Sub's employee pension benefit plans for Employees for purposes of eligibility and vesting and under Purchaser's and Sub's employee welfare benefit plans and other welfare and fringe benefit arrangements for Employees (including but not limited to vacation and sick time benefits) and shall grant credit for deductibles and co-payments previously paid during any partial Purchaser's and Sub's employee welfare benefit plan year in which any Employees first become eligible to receive coverage under such plan. In addition, Purchaser's and Sub's employee welfare benefit plans for Employees after Closing shall not exclude from coverage any pre-existing condition of any of the Employees, but any such Employee's eligibility for participation in any applicable Purchaser's or Sub's employee welfare benefit plan from and after the Closing Date shall be contingent upon his satisfaction of any applicable age restriction or any employment waiting period, considering his combined continuous employment with Seller or the Sub, and Purchaser for the purposes of satisfying any such waiting period.

          (b) All claims of Employees which are made against Seller's employee welfare benefit plans and which arise in connection with incidents occurring prior to the Closing shall be Retained Liabilities. All claims of Employees which are made against Seller's, Purchaser's or Sub's employee welfare benefit plans and which arise in connection with incidents occurring after the Closing shall be Assumed Liabilities.


          7.7.7. Seller shall be responsible for the payment of any stay-on or retention bonuses or other bonuses related to closing of this Agreement payable to employees of Sub in existence on the date hereof.

          7.7.8. No provision of this Section 7.7 shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees

(including any beneficiary or dependent thereof) of Seller, Sub, Purchaser, Successor, any of their respective Affiliates, any representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan, and no provision of this Section 7.7 shall create such third-party beneficiary rights in any such person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, arrangement or policy, including the currently existing plans of Seller, Sub, Purchaser or Successor.

          7.7.9. Seller, Sub, Purchaser and Successor shall cooperate as may reasonably be requested with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this Section
7.7 and in obtaining any governmental approvals required hereunder.

          7.7.10. To the extent this Section 7.7 obligates Purchaser and/or Successor to assume, retain or be responsible for specified types of liabilities and other obligations, and Purchaser and/or Successor do not so assume, retain or take responsibility for such liabilities and other obligations, Purchaser and Successor shall defend, indemnify and hold harmless Seller against and in respect of such liabilities and obligations as provided in Article XI. To the extent this Section 7.7 obligates Seller to retain or take responsibility for specified types of liabilities and other obligations, and Seller does not so retain or take responsibility for such liabilities and other obligations, Seller shall defend, indemnify and hold harmless Purchaser and Successor against and in respect of such liabilities and obligations as provided in Article XI.

     7.8. TAX MATTERS. Each of the parties shall be responsible for their respective tax obligations under foreign, federal, state and local tax laws as described in Schedule 7.8.

     7.9. AFFILIATE OBLIGATIONS. In connection with obtaining any Consent, Purchaser agrees to use its Best Efforts to obtain the unconditional release and discharge of Seller and Company in a manner consistent with this Agreement in respect of all obligations of Seller and Company under the Contracts, including any obligation of Seller or Company under any guarantee, indemnity or bond supporting any obligation of Sub.

     7.10. NON-SOLICITATION. Without the express written consent of the other, Purchaser and Seller shall not, nor shall they permit Successor, Sub or any of their respective affiliates to, at any time, for a period of two years from the date hereof, directly or indirectly, solicit, encourage, entice or induce any person who is, at the time of such solicitation, encouragement, enticement or inducement, an employee of the other party (or such party's affiliates) exempt from the Fair Labor Standards Act, to terminate his or her employment with either party (or such party's affiliates), nor may either party employ any such employee during the first year of such two-year period. The parties agree that money damages may be inadequate to remedy any breach or threatened breach of the undertakings contained herein and that each party shall be entitled to equitable relief, including, but not limited to, the granting of injunctive relief, in addition to any other remedies available at law.

     7.11. BOOKS AND RECORDS. Purchaser will, and will cause Successor to, retain all books, records and other documents pertaining to the businesses of Sub in existence on the Closing Date and to make the same available after the Closing Date for inspection and copying by Seller or Sub at Seller's expense during the normal business hours of Purchaser or Successor, as applicable, upon reasonable request and upon reasonable notice and in such manner as to not interfere unreasonably with the business of Successor. No such books, records or documents shall be destroyed by Purchaser or Successor without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof at Seller's sole expense. Without limiting the generality of the foregoing, Purchaser will, and will cause Successor to, make available to Seller, Company and their respective representatives, all information deemed necessary or desirable by Seller or Company in preparing their respective financial statements and conducting any audits in connection therewith at Seller's sole expense.

     7.12. ANNOUNCEMENT. Purchaser and Seller agree to consult with each other and cooperate in preparing a press release announcing the execution of this Agreement and such other information as they may agree, which press release will be released promptly after execution of this Agreement. Neither Seller, Sub, Purchaser nor Successor will issue any other press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Both Seller and Purchaser agree to consult with each other and fully cooperate with each other concerning such required disclosure.

     7.13. USE OF NAMES. (a) Except with respect to the name "PN Services" as provided in Section 1.2.10, Seller does not transfer and Purchaser shall have no right to, the following names, whether or not trade names or trademarks, or logos related to the same: VECTRA, VECTRA Services, Pacific Nuclear, Pacific Nuclear Systems, Pacific Nuclear Services, or any similar name or derivation thereof; (collectively, the "TRADE NAMES"). Purchaser agrees that it will, and will cause Successor to, as promptly as practicable but in any event within 90 days following the Closing Date, remove or obliterate all such Trade Names and logos from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used by Successor. Notwithstanding anything herein to the contrary, Purchaser agrees that after the Closing Date it will neither use, nor permit Successor to use, (i) any purchase orders, invoices, sales orders, letterheads or shipping documents existing on the date hereof which bear the Trade Names or any logo of Seller or Sub or any name or logo confusingly similar thereto, without first obliterating or covering such name, mark or logo, or (ii) any such materials not in existence on the Closing Date which bear such name, mark or logo. Purchaser will not, and will cause Successor not to, misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of the Trade Names.

     (b) Purchaser shall have the right to state in any written materials submitted in response to a request for proposal for a contract that Purchaser or Successor is the successor to "PACIFIC NUCLEAR SERVICES", "PN SERVICES" and "VECTRA SERVICES, INC." and to list as its prior experience the projects and contracts of Company.

     7.14. BEST EFFORTS. Each of the parties hereto shall use its Best Efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, obtaining the consents of other parties that are required as a condition of Closing pursuant to Sections 8.1.5 and 8.2.9 and the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

     7.15. EXCLUSIVE DEALING. During the period from the date of this Agreement to the Closing Date, Parent shall not, and shall cause Company and Sub and their respective representatives to refrain from (i) taking any actions to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person, other than Purchaser, concerning any purchase of any of the outstanding shares of Company or Sub or any merger, sale of assets (other than in the ordinary course of business) or similar transaction involving Company or Sub (a "THIRD PARTY ACQUISITION") and (ii) entering into any agreement or contract regarding any Third Party Acquisition. If Parent, Company, Sub or any representative shall receive an unsolicited inquiry, the Seller shall immediately advise the inquiring party that neither Parent, Company nor Sub are in a position to enter into any discussions or negotiations.

     7.16. LICENSE. With respect to the Temporary Cooling System patent listed on Schedule 1.2.10, Purchaser hereby grants to Seller a non-exclusive, fully paid, royalty-free, in perpetuity license for Seller to use (in the manufacture, use or sale of products) or sublicense such patent and related Intellectual Property Rights to conduct the activities described in paragraph 3 of Schedule 7.2, with Seller having full right to assign such license to a subsequent purchaser of Seller and with Seller having the right to sublicense such license to any person.

     7.17. ACCOUNTS RECEIVABLE GUARANTEE. Seller agrees to pay to Purchaser in cash upon request the amount of any Account Receivable (including Designated Accounts Receivables and any accounts receivable described in Section 8.1.10) that is not collected within 90 days from the date of Closing. Purchaser agrees to assign to Seller any Account Receivable paid by Seller and to forward promptly to Seller any amounts received by Purchaser as payments on or for such Accounts Receivable.

                       ARTICLE VIII--CONDITIONS TO CLOSING

     8.1. PURCHASER'S CONDITIONS TO CLOSE. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which is for the benefit of and any of which may be waived by Purchaser:

          8.1.1. SELLER'S WARRANTIES AND PERFORMANCE. The representations and warranties of Seller herein contained shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects as of Closing with the same effect as though made at Closing. Seller shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants and other agreements required by this Agreement to be performed or complied with by them prior to Closing. Seller shall have delivered to Purchaser a certificate to the effect of the preceding two sentences in the form of Exhibit 8.1.1 hereto executed by an authorized officer of Seller.

          8.1.2. OFFICER'S CERTIFICATE. Seller shall have delivered to Purchaser a certificate in the form of Exhibit 8.1.2 hereto certifying that (i) since the date of this Agreement, there has been no material adverse change, or any event or development involving a prospective Material Adverse Effect, on the business, operations, financial condition or results of operations of the Business taken as a whole and (ii) each of the conditions to Seller's obligations hereunder have been satisfied or waived.

          8.1.3. LEGAL MATTERS. The form and substance of all legal proceedings and of all documents used or delivered hereunder shall be reasonably acceptable to counsel for Purchaser.

          8.1.4. OPINION OF COUNSEL. Purchaser shall have received an opinion, dated as of the Closing Date, from Preston Gates & Ellis, special counsel to Seller, in the form of Exhibit 8.1.4 hereto.

          8.1.5. CONSENTS. Where required, consents of third parties to the Material Contracts shall have been obtained.

          8.1.6. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT FILING. The parties shall have received either (a) a favorable determination on their HSR Filing from the Federal Trade Commission or the Department of Justice, as the case may be, or (b) the waiting periods (including any extensions thereof) under the Antitrust Improvements Act shall have expired or otherwise terminated at or prior to Closing.

          8.1.7. INJUNCTIONS. No legal action or proceeding shall have been instituted or threatened and no injunction shall have been issued and remain in force seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby, which makes it inadvisable, in the reasonable judgment of the Purchaser, to consummate the transactions contemplated hereby.

          8.1.8. ACTIONS AT CLOSING. Seller shall execute all documents and take all such actions at the Closing as required by Section 10.2.

          8.1.9. NO ADVERSE CHANGE. As of the Closing Date there shall not have occurred any adverse change since the date hereof which results in a Material Adverse Effect to the Acquired Assets or Assumed Liabilities.

          8.1.10. ACCOUNTS RECEIVABLE. Seller shall have delivered evidence that, immediately following Closing, Sub will own all right, title and interest in and to the receivable relating to the contracts sold to VECTRA Nevada, Inc.

          8.1.11. TRANSFER OF RICHLAND LICENSE. The Department of Social and Health Services of the state of Washington shall have approved the transfer of Radioactive Materials License Number WN-I0252-1 to Purchaser.

          8.1.12. AMOUNT OF ESTIMATED EQUITY ADJUSTMENT. The Estimated Equity Adjustment shall not exceed $1 million.

     8.2. SELLER'S CONDITIONS TO CLOSE. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, each of which is for the benefit of and any of which may be waived by Seller:

          8.2.1. PURCHASER'S WARRANTIES AND PERFORMANCE. The representations and warranties of Purchaser herein contained shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects as of Closing with the same effect as though made at Closing. Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants and other agreements required by this Agreement to be performed or complied with by them prior to Closing. Purchaser shall have delivered to Seller a certificate to the effect of the preceding two sentences in the form of Exhibit 8.2.1 hereto executed by the Authorized Representative of Purchaser.

          8.2.2. AUTHORIZED REPRESENTATIVE'S CERTIFICATE. The Authorized Representative of Purchaser shall have delivered to Seller a certificate in the form of Exhibit 8.2.2 hereto certifying that (i) since the date of this Agreement, there has been no material adverse change, or any event or development involving a prospective Material Adverse Effect, on the business, operations, financial condition or results of operations of Purchaser's chemical decontamination and chemical cleaning product lines taken as a whole and (ii) each of the conditions to Purchaser's obligations hereunder have been satisfied or waived.

          8.2.3. LEGAL MATTERS. The form and substance of all legal proceedings and of all documents used or delivered hereunder shall be reasonably acceptable to counsel for Seller.

          8.2.4. OPINION OF COUNSEL. Seller shall have received an opinion, dated as of the Closing Date, from William S. Stoll, Assistant General Counsel for Purchaser, in the form of Exhibit 8.2.4 hereto.

          8.2.5. HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT FILING. The parties shall have received either (a) a favorable determination on their HSR Filing from the Federal Trade Commission or the Department of Justice, as the case may be, or (b) the waiting periods (including any extensions thereof) under the Antitrust Improvements Act shall have expired or otherwise terminated at or prior to Closing.

          8.2.6. ASSIGNMENT OF RICHLAND SITE LEASE. The lessor of the real property leased by Seller in Richland, WA shall have consented to the assignment of the lease.

          8.2.7. APPROVAL OF BANK; RELEASE OF PURCHASER. The Bank shall have approved the transactions contemplated by this Agreement and given its written consent under the Loan Documents for the transactions contemplated hereby to proceed, and released any and all claims against Purchaser and Successor.

          8.2.8. RELEASE OF LIENS AND ENCUMBRANCES. The Bank shall have released any liens or encumbrances it has on the Acquired Assets.

          8.2.9. CONSENTS. Where required, consents of third parties to the Material Contracts shall have been obtained.

          8.2.10. INJUNCTIONS. No legal action or proceeding shall have been instituted or threatened and no injunction shall have been issued and remain in force seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby, which makes it inadvisable, in the reasonable judgment of the Seller, to consummate the transactions contemplated hereby.

          8.2.11. ACTIONS AT CLOSING. Purchaser shall execute all documents and take all such actions at the Closing as required by Section 10.3.

          8.2.12 DEPOSIT IN ENVIRONMENTAL ESCROW AGREEMENT. The amount to be deposited into the Environmental Escrow Agreement shall not exceed US$2 million.


                      ARTICLE IX--TERMINATION AND REMEDIES

     9.1. TERMINATION. Anything in this Agreement to the contrary notwithstanding:

          9.1.1. MUTUAL CONSENT. This Agreement may be terminated by the mutual consent of the parties.

          9.1.2. DEFAULT. In the event that either party shall, contrary to the terms of this Agreement, intentionally fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, then the nondefaulting party, after affording the defaulting party a five (5) day period after notice in which to cure, shall have the right, in addition to the other rights specified in Section 9.2 below, to terminate this Agreement by written notice given to the other parties hereto.

          9.1.3. OUTSIDE DATE. In the event that the Closing shall not have occurred on or prior to 5:00 p.m. on July 31, 1995, then, unless otherwise agreed to in writing by the parties, this Agreement shall terminate at or following such time (as such time may be postponed pursuant hereto), upon written notice given by one party to the other, PROVIDED that if the absence of such occurrence shall be due to the intentional failure or refusal of a party to perform its obligations hereunder or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, then the defaulting party shall not have the right to terminate the Agreement pursuant to this Subsection 9.1.3.

     9.2. EFFECT OF TERMINATION. Any termination of this Agreement shall have the effect of causing this Agreement to thereupon become void and of no further force or effect whatsoever, and thereupon no party hereto will have any rights, duties, liabilities or obligations of any kind or nature whatsoever against any other party hereto based upon either this Agreement or the transactions contemplated hereby.

     9.3. LIQUIDATED DAMAGES. Purchaser and Seller each acknowledge the difficulty of estimating the losses that either would incur in the event the other terminated this Agreement in violation of the terms hereof. Consequently, to resolve the dispute that may arise in such event and to avoid prolonged litigation and not as a penalty, Purchaser and Seller agree that losses recoverable in the event that either Purchaser or Seller terminates this Agreement in violation of this Article IX, or either Purchaser or Seller fails to close the transaction contemplated by this Agreement on or before July 31, 1995 after the satisfaction of all of Purchaser's or Seller's closing conditions specified in Sections 8.1 and 8.2, as the case may be, shall be limited to one million dollars (US$1,000,000.00), which amount shall constitute liquidated damages. Termination in compliance with the provisions of section 9.1.3 shall not be in violation of this Article IX. The party terminating the Agreement in violation of this Article IX or the party failing to close shall pay to such other party such amount in immediately available funds within five (5) business days following demand for payment thereof in writing.

                               ARTICLE X--CLOSING

     10.1. TIME AND PLACE. The closing of this transaction ("CLOSING" or "CLOSING DATE") shall take place at a place and time mutually agreeable to Seller and Purchaser, on or before June 30, 1995 or at such other time and place as the parties hereto shall agree upon in writing. The effective time of Closing shall be deemed to be the close of business on the Closing Date.

     10.2. ITEMS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver to Purchaser the following documents:

          10.2.1. The certificates required by Subsections 8.1.1 and 8.1.2.

          10.2.2. A written opinion from counsel for Seller, in the form of Exhibit 8.1.4 hereto, dated as of the Closing Date addressed to Purchaser to the effect that, among other things:

               (a) The corporate existence of Seller is as stated in paragraph 4.1;

               (b) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by laws affecting creditors' rights generally, the effect, if any, and subject to discretion of a court to grant equitable remedies;

               (c) Seller has all requisite power and authority to own its property and, to the knowledge of such counsel, is not a party to or subject to any agreement, commitment or understanding which restricts or may restrict this power;

               (d) Counsel has no knowledge of any litigation proceedings of the nature described in Subsection 4.1.7, except as set forth in Seller's Disclosure Statement.

          10.2.3. A certified copy of the duly adopted resolutions of Seller's Board of Directors authorizing the transactions contemplated by this Agreement.

          10.2.4. An original executed copy of each approval, consent, assignment, release and/or waiver if required to be secured by Seller hereunder at Closing.

          10.2.5. Such other documents of transfer, certificates of authority and other documents as Purchaser may reasonably request.

          10.2.6.        The consent of the Bank.

          10.2.7. A representation letter from management of Seller in the form of Exhibit 10.2.7.

          10.2.8. The stock certificate of Seller representing the Shares.

          10.2.9. Written resignations of each of the directors and officers of Sub.

          10.2.10.  The original minute book and stock records of Sub.

          10.2.11.  The executed Environmental Escrow Agreement.

          10.2.12.  The executed Environmental Agreement.

          10.2.13.  The executed Transition Services Agreement.

     10.3. ITEMS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall deliver to Seller, among other things:

          10.3.1.        The Closing Cash Payment specified in Section 1.5.

          10.3.2. The certifications required by subsections 8.2.1 and 8.2.2.

          10.3.3. A written opinion from counsel for Purchaser, which counsel may be an employee of Purchaser, in the form of Exhibit 8.2.4 hereto, dated as of the Closing Date, addressed to Seller to the effect that:

               (a) The corporate existence and good standing of Purchaser is as stated in paragraph 5.1; and

               (b) This Agreement has been duly authorized executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by laws affecting creditors' rights generally and subject to discretion of a court to grant equitable remedies.

          10.3.4. Such other certificates of authority and other evidentiary documents as Seller may reasonably request.

          10.3.5.        The executed Environmental Escrow Agreement.

          10.3.6.        The executed Environmental Agreement.

          10.3.7.        The executed Transition Services Agreement.

     10.4. EFFECT OF CLOSING. Upon Closing, the parties hereto shall be deemed to have waived any conditions to Closing and any claims against the other for breach of any of the provisions of this Agreement to the extent such claims arise out of or are based on facts or circumstances that the breaching party disclosed to the claiming party in writing pursuant to Subsections 8.1.1, 8.1.2,
8.2.1 or 8.2.2 at or prior to Closing. Seller's Disclosure Statement and Schedules to this Agreement shall, for all other purposes under this Agreement, be deemed updated to reflect disclosures made pursuant to Subsections 8.1.1 or 8.1.2.

          ARTICLE XI--INDEMNIFICATION, REMEDIES AND DISPUTE RESOLUTION

     11.1. EXCLUSIVE REMEDY. The parties' rights to any injunction or recovery under this Agreement shall be limited exclusively to the rights and shall be pursued exclusively as set out in this Article XI.

     11.2. REQUIREMENT OF INDEMNIFICATION BY SELLER. Subject to the other provisions of this Article XI, Seller shall indemnify and hold Purchaser harmless from and against any loss, cost, expense or other damage suffered by Purchaser (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against Purchaser by a third party) alleged to result from, arise out of or have been incurred with respect to (a) the falsity or the breach of any representation, warranty or covenant made by Seller herein or (b) any liability or obligation whatsoever of Seller, except for the Assumed Liabilities, whether arising prior to, on or after the Closing Date or (c) any liability or obligation whatsoever of Purchaser, except for the Assumed Liabilities, arising from or relating to the activities or actions or omissions of Seller at any time.

     11.3. REQUIREMENT OF INDEMNIFICATION BY PURCHASER. Subject to the other provisions of this Article XI, Purchaser shall indemnify and hold Seller harmless from and against any loss, cost, expense or other damage suffered by Seller (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or with respect to third-party claims, alleged to result from, arise out of or have been incurred with respect to (i) the falsity or the breach of any representation, covenant, warranty or agreement made by Purchaser herein or

(ii) the Assumed Liabilities or (c) any liability or obligation whatsoever of Seller arising from or relating to the activities or actions or omissions of Purchaser at any time.

     11.4.     NOTICE AND THIRD-PARTY CLAIMS.

          11.4.1. NOTICE. A party claiming indemnification hereunder shall promptly give notice to the indemnifying party after obtaining knowledge of any claim against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth above.

          11.4.2. THIRD-PARTY CLAIMS. If a demand for indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim; provided, however, that Purchaser need not give notice to Seller nor permit Seller to assume the defense of any warranty claim to the extent the third party is making no claim for injury to person or property. The indemnifying party shall have fifteen (15) business days from its receipt of the indemnified party's demand for indemnity to decide whether to assume defense of the claim or to reject defense of the claim.

               (a) If the indemnifying party assumes the defense of such claim or litigation (which assumption may be subject to a reservation of rights to dispute whether the indemnifying party owes a duty of indemnification hereunder), the obligations of the indemnifying party hereunder shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the indemnified party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment except with the written consent of the indemnified party, or enter into any settlement (except with the written consent of the indemnified party), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or litigation.

               (b) Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or litigation by a third party within fifteen (15) business days after notice thereof shall be deemed a waiver by the indemnifying party of its right to defend such claim or litigation. If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the indemnified party may defend against such claim or litigation in good faith and may settle such claim or litigation on such terms as it may in good faith deem appropriate.

               (c) Subject to the other provisions of this Article XI, upon final determination that a party owed a duty of indemnification under this Subsection 11.4.2 , the indemnifying party shall promptly reimburse the indemnified party for any loss, cost, expense or other damage incurred. The indemnifying party shall reimburse the indemnified party for the amount of any judgment rendered or settlement entered into with respect to any claim by a third party the defense of which was not assumed by the indemnifying party, and for all losses and expenses, legal or otherwise, incurred by the indemnified party in connection with the defense against such claim or litigation.

     11.5. REMEDIES; SURVIVAL PERIOD. Once a party is obligated to the other pursuant to the terms of this Agreement, the party's obligation shall be settled as follows:

          11.5.1. REDUCTION OF PURCHASER'S EARN-OUT OBLIGATIONS. (a) An Earn-Out obligation of Purchaser that has matured pursuant to Section 3.4 of this Agreement shall be reduced to the extent of unsatisfied Resolved Excess Claims. Such a reduction of Purchaser's matured Earn-Out obligation shall reduce such Resolved Excess Claims to the extent of the reduction of Purchaser's Earn-Out obligation; (b) an Earn-Out obligation of Purchaser that has matured pursuant to Section 3.4 of this Agreement and that has not been reduced pursuant to Subsection 11.5.1(a) shall be reduced pursuant to and to the extent allowed by Section 11.6; (c) an Earn-Out obligation of Purchaser that has matured pursuant to Section 3.4 of this Agreement and that has not been reduced pursuant to Subsection 11.5.1(a or b) shall be settled pursuant to Section 3.5 of this Agreement.

          11.5.2. SETTLEMENT OF PURCHASER'S OTHER INDEMNIFICATION OBLIGATIONS. Except as provided in Subsections 11.5.1 or 11.5.4, any obligation of Purchaser hereunder shall be satisfied by delivering, within five (5) business days of the determination of such obligation, by wire transfer, in immediately available funds (U.S. Dollars), in accordance with Seller's instructions, the amount of such unsatisfied obligation.

          11.5.3. SETTLEMENT OF SELLER'S INDEMNIFICATION OBLIGATIONS. Except as provided in Subsection 11.5.4, any obligation of Seller hereunder shall be satisfied by delivering, within five (5) business days of the determination of such obligation, by wire transfer, in immediately available funds (U.S. Dollars), in accordance with Purchaser's instructions, the amount of such unsatisfied obligation.

          11.5.4. LIMITATIONS ON CERTAIN INDEMNIFICATION OBLIGATIONS. Neither party may bring a Claim against the other under this Article XI (except demands for cash under Sections 2.5 and 3.5) until the aggregate amount of such Claims that otherwise could have been brought against the other (except demands for cash under Sections 2.5 and 3.5) exceeds $250,000, and such Claims may then be brought for the entire amount of such claims without any deductibles (the "EXCESS CLAIMS"). Seller's contingent obligation for Resolved Excess Claims shall be reduced or settled (a) first, pursuant to Subsection 11.5.1(a) (as more fully set forth in Subsection 11.6.2); (b) second, as set forth in Subsection 11.6.3; and (c) third, as set forth in Subsection 11.5.3. Seller's and Purchaser's respective liability pursuant to Article XI (except demands for cash under Sections 2.5 and 3.5) shall be limited as follows: (i) until December 31, 1996, to the Purchase Price; (ii) at any time from January 1, 1997 to December 31, 1998, to the sum of amounts paid to or earned by Seller pursuant to Article III plus the remaining amount of the Successor Gross Margin Earn-Out that may be earned; and (iii) after December 31, 1998, to zero; provided, however, that the obligation of Seller to indemnify Purchaser with respect to matters described in
(y) Schedule 7.8 shall survive until the expiration of the applicable statute of limitations and (z) Section 6 of the Environmental Agreement shall survive without limitation.

The amount of a claim (and a party's obligation therefor) shall be reduced by any insurance coverage available in respect of such claim unless such coverage is not available due to the fault of the indemnifying party.

     11.6.     RESOLVED AND PENDING EXCESS CLAIMS.

          11.6.1. RESOLVED EXCESS CLAIMS PRIOR TO MATURITY OF PURCHASER'S EARN-OUT OBLIGATIONS. Prior to the maturity of any of Purchaser's Earn-Out obligations, any Resolved Excess Claim against Seller shall be a contingent obligation of Seller, which contingent obligation shall accrue interest at the rate of 8%.

          11.6.2. RESOLVED EXCESS CLAIMS AFTER INITIAL MATURITY OF PURCHASER'S EARN-OUT OBLIGATIONS. On the initial maturity of an Earn-Out obligation of Purchaser (and on any subsequent maturity, to the extent of Resolved Excess Claims for which Seller is contingently obligated), Seller's contingent obligation for Resolved Excess Claims and any accrued interest thereon shall be reduced as set forth in Subsection 11.5.1(a). Any Resolved Excess Claims for which Seller remains or becomes contingently obligated following the initial maturity of an Earn-Out obligation of Purchaser shall accrue interest at the rate of 8%.

          11.6.3. PENDING EXCESS CLAIMS AFTER INITIAL MATURITY OF PURCHASER'S EARN-OUT OBLIGATIONS. Following the reduction of any Resolved Excess Claims of Seller as set forth in Subsection 11.6.2, if (a) a matured Earn-Out obligation of Purchaser remains and (b) Purchaser has notified Seller of a Pending Excess Claim against Seller; then the parties shall open an Escrow pursuant to an Escrow Agreement, in the form of Exhibit 11.6.3 hereto. On opening of the Escrow, and thereafter whenever Purchaser makes a Claim, Purchaser shall certify to Seller and to the Escrow Agent its good faith estimate, made after reasonable investigation, of the amount of Pending Excess Claims. To the extent that the aggregate amount of such certified and unresolved Pending Excess Claims exceeds the amount of Escrowed Funds (if any), Purchaser may deliver all or a portion of such deficiency to the Escrow Agent for deposit into the Escrowed Funds, and Purchaser's matured Earn-Out obligation shall be reduced to the extent of such deposit. On resolution of a Pending Excess Claim, the parties shall execute a joint written instruction directing the Escrow Agent to release (a) to Purchaser the amount of Seller's contingent obligation for such Pending Excess Claim (which shall reduce Seller's contingent obligation for such resolved Pending Excess Claim), and (b) to Seller the remainder (if any) of the exposure amount certified to the Seller in respect of such Pending Excess Claim. To the extent Escrowed Funds are inadequate to completely reduce a contingent obligation of Seller for a Pending Excess Claim that has been resolved, the remainder of such Pending Excess Claim shall become a Resolved Excess Claim for which Seller is contingently obligated.

          11.6.4.   TERMINATION OF ESCROW; REMAINING RESOLVED EXCESS CLAIMS.
If, on resolution of the final Pending Excess Claim, the amount of Escrowed Funds exceeds the amount of Seller's contingent obligation for the resolved Pending Excess Claim, in addition to complying with Subsection 11.6.3, the parties shall execute a joint written instruction directing the Escrow Agent to release the remaining Escrowed Funds to Seller and to terminate the Escrow. If, following the final maturity of an Earn-Out obligation of Purchaser, the resolution of a Pending

Excess Claim results in a contingent obligation of Seller that exceeds the remaining Escrowed Funds, in addition to complying with Subsection 11.6.3, the parties shall execute a joint written instruction directing the Escrow Agent to terminate the Escrow. After termination of the Escrow, any Resolved Excess Claims (plus accrued interest thereon) for which Seller is contingently obligated shall, subject to the provisions of Subsection 11.5.4, be obligations of Seller due in accordance with Subsection 11.5.3.

     11.7.     ARBITRATION.

          11.7.1. DISPUTES SUBJECT TO ARBITRATION. After the Closing, all disputes under this Agreement not resolved by negotiation between the parties shall be resolved by arbitration in accordance with this Section 11.7, except:
(a) a dispute arising out of or relating to any covenant or agreement contained in Article VII or (b) a determination of the Disputes Arbiter under Articles II or III, including without limitation the determination of any components of calculations or the related amounts due as a result of such calculations. For avoidance of doubt, a timely certification by Purchaser of the amount of Pending Excess Claims shall not be subject to challenge under Section 3.5, but shall instead be subject to arbitration on the issue that the Purchaser's certification does not meet the standards set forth in Subsection 11.6.3. The decision of an arbitrator in respect of a dispute hereunder shall be final and binding on the parties. The party seeking relief may submit a dispute to arbitration pursuant to the following procedures if the parties cannot resolve their dispute within 20 days after the party seeking relief has provided written notice of the dispute to the other parties.

          11.7.2. SELECTION OF ARBITRATOR. If Purchaser is the party seeking relief, such arbitration shall be conducted in San Francisco, California, by a single arbitrator mutually acceptable to the parties. If Seller is the party seeking relief, such arbitration shall be conducted in Pittsburgh, Pennsylvania, by a single arbitrator mutually acceptable to the parties. If the parties are unable, pursuant to the preceding two sentences, to agree on the selection of an arbitrator within 10 days after the dispute is submitted to arbitration, any party to the dispute may petition the American Arbitration Association for appointment of an arbitrator. Once an arbitrator has been selected, if the relief sought is based in whole or in part upon the right to have another party execute a joint written instruction to the Escrow Agent, the parties (or the American Arbitration Association) shall certify to the Escrow Agent the identity of the arbitrator (which certification shall include a sample of the arbitrator's signature) and the authority of the arbitrator to order a release of funds or an adjustment of accounting in respect of the Escrow Account.

          11.7.3. ARBITRATION PROCEDURES. The Arbitration procedures shall be conducted in accordance with the January 1, 1991 Commercial Arbitration Rules of the American Arbitration Association (the "ARBITRATION RULES"), except the procedures, requirements and restrictions set out in this Section 11.7 shall govern over the Arbitration Rules and except as otherwise agreed among the parties; otherwise applicable provisions of the Arbitration Rules calling for notification by or to the American Arbitration Association shall be satisfied by notification by or to the arbitrator.

          11.7.4. ARBITRATION HEARING. The parties shall, as promptly as practicable, submit evidence in accordance with the Arbitration Rules and the other procedures agreed upon or established by the arbitrator, and the arbitrator shall decide the dispute in accordance with the terms of this Agreement, such procedures and applicable law. If a circumstance arises for which the parties' procedures have not provided, then the arbitrator may fashion rules to address the circumstance, balancing the goals of a prompt, efficient proceeding with providing a fair hearing.

          11.7.5. ARBITRATION AWARD OR ORDER. The parties agree that they will require the arbitrator to render its decision within 30 days after submitting the dispute to the arbitrator, except where the relief requested is injunctive in nature the arbitrator shall render its decision within 10 days. Judgment upon the award rendered by arbitration may be entered in any court having jurisdiction thereof. If the relief sought is based in whole or in part upon the right to have another party execute a joint written instruction to the Escrow Agent, the arbitrator may order a release of funds or an adjustment of accounting in respect of the Escrow.

          11.7.6. COSTS AND FEES. The parties shall bear equally the fees and expenses of the arbitrator. Should judicial enforcement of an arbitration award be necessary, the party against whom the award is enforced shall bear all costs of enforcement, including the prevailing party's attorney fees relating to enforcement (and any appeal).

     11.8. PURCHASE PRICE ADJUSTMENT. The parties agree to treat all payments made under this Article XI as adjustments to the purchase price for tax purposes.

                            ARTICLE XII--DEFINITIONS

     12.1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

          12.1.1. ACCRUED EXPENSES. "Accrued Expenses" shall have the meaning set forth in Subsection 1.3.1.

          12.1.2. ACCOUNTS PAYABLE. "Accounts Payable" shall have the meaning set forth in Subsection 1.3.1.

          12.1.3. ACCOUNTS RECEIVABLE. "Accounts Receivable" shall have the meaning set forth in Subsection 1.2.2.

          12.1.4. ACQUIRED ASSETS. "Acquired Assets" shall have the meaning set forth in Section 1.2.

          12.1.5.   AGREEMENT.  "Agreement" shall mean this Stock  Purchase
Agreement.

          12.1.6. ANNUAL CAP. "Annual Cap" shall have the meaning set forth in Subsection 3.3.1.

          12.1.7. AVERAGE SHAREHOLDERS EQUITY. "Average Shareholders Equity" shall mean the sum of Shareholders Equity of the Company as stated on the balance sheets of the Company at January 29, February 26 and April 2, 1995, divided by three (3).

          12.1.8. ASSUMED LEASES. "Assumed Leases" shall mean those Real Property Leases to be assumed by the Purchaser at Closing pursuant to Subsection
1.2.5 and those Personal Property Leases to be assumed by the Purchaser at Closing pursuant to Subsection 1.2.6.

          12.1.9. ASSUMED LIABILITIES. "Assumed Liabilities" shall have the meaning set forth in Section 1.3.

          12.1.10. BACKLOG CONTRACTS. "Backlog Contracts" shall mean those Contracts of the type described in Subsection 1.2.9(b), on which Seller and Purchaser reasonably expect all on-site work will be completed by May 31, 1996, a list of which the parties shall agree to and attach to this Agreement as Annex
12.1.11 by no later than five (5) business days prior to the Closing Date.

          12.1.11. BACKLOG GROSS MARGIN EARN-OUT. "Backlog Gross Margin Earn-Out" shall have the meaning set forth in Section 3.2.

          12.1.12. BACKLOG GROSS MARGIN. "Backlog Gross Margin" shall mean, for the period from the Closing Date to May 31, 1996, the actual aggregate Gross Margin, applying Seller's Revenue Recognition Standards, achieved on Backlog Contracts for which all on-site work is actually completed by May 31, 1996.

12.1.13.BANK. "Bank" shall mean Banque Paribas, a French bank, as agent for the lending banks under the Loan Agreements.

          12.1.14. BANK DEBT. "Bank Debt" shall mean all pecuniary obligations of Seller under the Loan Agreements.

          12.1.15. BASELINE REVENUES. "Baseline Revenues" shall mean the gross revenues of the Successor from the Business and Purchaser's Nuclear Services Division chemical decontamination and chemical cleaning lines calculated in accordance with Purchaser's Revenue Recognition Standards.

          12.1.16. BEST EFFORTS. "Best Efforts" means that a party shall use all reasonable means within its power to effect the specified actions or obtain the specified item; PROVIDED, HOWEVER, that such efforts shall in no way require the expenditure of cash.

          12.1.17.  BILLINGS.  "Billings" shall have the meaning set forth in
Section 2.2.4.

          12.1.18. BILLINGS ADJUSTMENT. "Billings Adjustment" shall have the meaning set forth in Section 2.2.1.

          12.1.19. BILLINGS IN EXCESS OF REVENUE. "Billings in Excess of Revenue" shall have the meaning set forth in Subsection 1.3.2.

          12.1.20. BUSINESS. "Business" shall mean the (i) chemical decontamination, (ii) chemical cleaning and (iii) equipment leasing and sales activities conducted by VECTRA Services Inc. and shall include the Acquired Assets and the Assumed Liabilities transferred to Purchaser pursuant to this Agreement.

          12.1.21. CLAIM. "Claim" shall mean any claim, known or unasserted, for damages (including punitive damages), response costs, fines, penalties, assessments, injunctive or other relief, whether or not based on personal injury, property damage, damage to the environment, or other economic loss, and whether in contract or tort, at law or in equity, and whether or not the act or omission giving rise to the claim took place after, on, or prior to, the Closing Date.

          12.1.22. CLOSING. "Closing" shall have the meaning set forth in forth in Section 10.1.

          12.1.23. CLOSING CASH PAYMENT. "Closing Cash Payment" shall mean one or more wire transfers made in accordance with Section 1.5, which in the aggregate shall total the amount of Nineteen Million and No/100 U.S. Dollars (US$19,000,000.00) plus or minus, as the case may be, (1) the Estimated Billings Adjustment, (2) the Environmental Adjustment; and (3) the Estimated Equity Adjustment.

          12.1.24. CLOSING DATE. "Closing Date" shall have the meaning set forth in Section 10.1.

          12.1.25. CLOSING SHAREHOLDERS EQUITY. "Closing Shareholders Equity" shall mean Shareholders Equity of the Company on the Closing Statement. ,

          12.1.26. CLOSING STATEMENT. "Closing Statement" shall have the meaning set forth in Subsection 2.4.1.

          12.1.27. CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          12.1.28. CONTRACT. "Contract" shall have the meaning set forth in Subsection 1.2.9.

          12.1.29. CUSTOMER LISTS, BUSINESS PAPERS, AND LISTS. "Customer Lists, Business Papers, and Lists" shall have the meanings set forth in Subsection 1.2.7.

          12.1.30. DAMAGES. "Damages" shall mean any and all losses, costs or deficiencies when incurred (including, without limitation. interest, penalties, assessments, court costs, response costs, fines, judgments and reasonable attorneys' fees and disbursements but excluding any costs of internal personnel and related overhead) and any losses when incurred that may result from the granting of injunctive relief in any suit, action or proceeding; provided, however, that damages shall not include any consequential or punitive damages arising out of or occurring in connection with any of' the foregoing.

          12.1.31. DESIGNATED ACCOUNTS RECEIVABLE. "Designated Accounts Receivable" shall mean Accounts Receivable arising out of Contracts for which Seller has recorded Billings in Excess of Revenue, which Accounts Receivables to be identified and estimated by Seller at Closing.

          12.1.32. DISPUTES ARBITER. "Disputes Arbiter" shall, for purposes of the applicable Article, have the meaning set forth either in Subsection 2.4.4 or Subsection 3.4.4.

          12.1.33. EARN-OUT. "Earn-Out" shall mean the contingent payment obligation due from Purchaser to Seller as set forth in Article III of this Agreement.

          12.1.34. EARN-OUT CERTIFICATION. "Earn-Out Certification" shall have the meaning set forth in Subsection 3.4.1.

          12.1.35. EARN-OUT RATIO. "Earn-Out Ratio" shall have the meaning set forth in Section 3.2.

          12.1.36. EMPLOYEE. "Employee" means regular full-time and regular part-time employees of Sub, the names of whom are set forth on Seller's Disclosure Statement.

          12.1.37. ENVIRONMENTAL ADJUSTMENT. "Environmental Adjustment" shall have the meaning set forth in Section 2.1.4.

          12.1.38. ENVIRONMENTAL LAW. "Environmental Law" shall mean all federal, state and local statutes, rules, regulations, ordinances, orders, judgments, decrees and common law relating in any manner to contamination, pollution, or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, the National Environmental Protection Act, the occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar laws of any other governmental authority.

          12.1.39. EQUITY ADJUSTMENT. "Equity Adjustment" shall have the meaning as set forth in Section 2.2.2.

          12.1.40. ESTIMATED EQUITY ADJUSTMENT. "Estimated Equity Adjustment" shall have the meaning as set forth in Section 2.1.2.

          12.1.41. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          12.1.42. ESTIMATED BACKLOG GROSS MARGIN. "Estimated Backlog Gross Margin" shall mean the aggregation of Seller's forecasts, made no more than five
(5) business days prior to Closing and set forth on Annex 12.1.11, for the Gross Margins of the Backlog Contracts (a) on which all on-site work is actually completed by May 31, 1996, or (b) canceled by customers prior to May 31, 1996. For purposes of calculating the Earn-Out, renegotiation of or replacement of contracts set forth on Annex 12.1.11 shall not be deemed the cancellation of a contract.

          12.1.43. EXCESS CLAIMS. "Excess Claims" shall have the meaning set forth in Subsection 11.5.4.

          12.1.44. EXCLUDED ASSETS. "Excluded Assets" shall have the meaning set forth in Subsection 1.2.12.

          12.1.45 FINAL CERTIFIED BALANCE SHEET. "Final Certified Balance Sheet" means the Balance Sheet that has been deemed final pursuant to the provisions of Section 2.4.

          12.1.46. FINAL CLOSING STATEMENT. "Final Closing Statement" means a balance sheet of Sub as of the Closing Date presenting the various items therein in accordance with GAAP that has been deemed final pursuant to the provisions of
Section 2.4.

          12.1.47. GAAP. "GAAP" shall mean generally accepted accounting principles in the United States of America as promulgated or adopted by the Financial Accounting Standards Board ("FASB") and its predecessors.

          12.1.48. GAAS. "GAAS" shall mean generally accepted auditing standards in the United States of America that are consistent with the standards promulgated or adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          12.1.49. GROSS MARGIN. "Gross Margin" shall mean the dollar amount of gross revenues minus direct product costs. Direct product costs mean the actual component costs of providing the services or producing the product, as reflected in Purchaser's normal accounting principles.

          12.1.50. GROSS MARGIN RATIO. "Gross Margin Ratio" shall have the meaning set forth in Subsection 3.3.2.

          12.1.51. GROSS REVENUES. "Gross Revenues" shall mean the total revenues of Sub or Successor, as applicable.

          12.1.52. INITIATOR. "Initiator" shall, for purposes of the applicable Article, have the meaning set forth in either Subsection 2.4.4 or Subsection 3.4.4.

          12.1.53. INTELLECTUAL PROPERTY RIGHTS. "Intellectual Property Rights" shall have the meaning set forth in Subsection 1.2.10.

          12.1.54. INVENTORY. "Inventory" shall have the meaning set forth in Subsection 1.2.1.

          12.1.55. KNOWLEDGE. "Knowledge", as used in this Agreement or the instruments, certificates or other documents required under this Agreement, shall mean actual knowledge, after reasonable inquiry, of a fact.

          12.1.56. LIABILITY/LIABILITIES. "Liability" or "Liabilities" shall mean all obligations, whether fixed, unliquidated, contingent or otherwise, that arise out of or are related to the Business or the performance of the Contracts.

          12.1.57. LOAN AGREEMENTS. "Loan Agreements" shall mean that certain Term Loan Agreement dated as of January 6, 1994 among Parent, the banks named therein, Banque Paribas, as agent, and Banque Nationale de Paris, as managing agent, and that certain Credit Agreement, as amended, dated as of January 6, 1994 among VECTRA Nevada, Inc., Banque Paribas, as agent, and Banque Nationale de Paris, as managing agent, and the Receivables Purchase Agreements dated as of January 6, 1994 between parent and VECTRA Nevada, Inc. and Company and VECTRA Nevada, Inc., and the ancillary documents executed pursuant thereto.

          12.1.58. MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean the incurrence of a liability or obligation of any kind, or the deterioration of the Business as a result of a specified cause which has an adverse effect that is material to the business, operations or results of operations of the Business taken as a whole.

          12.1.59. MATERIAL CONTRACT. "Material Contract" shall have the meaning set forth in Section 1.2.9.

          12.1.60 MATERIAL CONSENT. "Material Consent" shall mean, with respect to each of the contracts listed on Schedule 6.2, the written consent of the other party to each contract confirming or consenting to the transfer of the subject contract to Purchaser or its affiliates.

          12.1.61. NON-DISCLOSURE AGREEMENT. "Non-Disclosure Agreement" shall mean that certain Confidentiality and Standstill Agreement dated January 25, 1995, between Purchaser and Seller, as amended and supplemented by that certain First Amendment to Confidentiality and Standstill Agreement dated May 2, 1995, between Purchaser and Seller, true and correct copies of which are attached to the letter of intent dated May 17, 1995 and executed by Purchaser and Seller.

          12.1.62. NOTICE OF DISAGREEMENT. "Notice of Disagreement" shall have the meaning set forth in Subsection 3.4.2.

          12.1.63. OTHER LIABILITIES. "Other Liabilities" shall have the meaning set forth in Subsection 1.3.5.

          12.1.64. PENDING EXCESS CLAIM. "Pending Excess Claim" shall mean Excess Claims of which Purchaser has notified Seller or tendered to Seller that, if Purchaser prevailed on the Excess Claim, would constitute a Resolved Excess Claim.

          12.1.65. PERMITS. "Permits" shall have the meaning set forth in Subsection 1.2.8.

          12.1.66. PERSONAL PROPERTY LEASES. "Personal Property Leases" shall have the meaning set forth in Subsection 1.2.6.

          12.1.67. PURCHASER'S REVENUE RECOGNITION STANDARDS. "Purchaser's Revenue Recognition Standards" shall mean the principles on which Purchaser recognizes revenue for financial accounting purposes, as described in Exhibit 3.4.1.

          12.1.68. PROPOSED FINAL ADJUSTMENTS. "Proposed Final Adjustments" shall have the meaning set forth in Subsection 2.4.2.

          12.1.69. PURCHASE PRICE. "Purchase Price" shall have the meaning set forth in Section 1.4.

          12.1.70. PURCHASER'S AUDITOR. "Purchaser's Auditor" shall have the meaning set forth in Subsection 2.4.2.

          12.1.71. REAL PROPERTY. "Real Property" means the real property subject to the Real Property Leases.

          12.1.72. REAL PROPERTY LEASES. "Real Property Leases" shall have the meaning set forth in Subsection 1.2.5.

          12.1.73. RECIPIENT. "Recipient" shall, for purposes of the applicable Article, have the meaning set forth in either Subsection 2.4.4 or Subsection 3.4.4.

          12.1.74. RESOLVED EXCESS CLAIMS. "Resolved Excess Claims" shall mean Excess Claims that Seller has acknowled`ged to be its obligations in a specified amount or which have been determined pursuant to Section 11.7 to be its obligations.

          12.1.75. RETAINED CUSTOMER CONTRACTS. "Retained Customer Contracts" shall have the meaning set forth in Section 6.5.2.

          12.1.76. RETAINED LIABILITIES. "Retained Liabilities" shall have the meaning set forth in Subsection 1.3.6.

          12.1.77. SELLER'S AUDITOR. "Seller's Auditor" shall have the meaning set forth in Subsection 2.4.1.

          12.1.78. SELLER'S KNOWLEDGE. "Seller's Knowledge" shall have the meaning set forth in Section 4.3.

          12.1.79. SELLER'S REVENUE RECOGNITION STANDARDS. "Seller's Revenue Recognition Standards" shall mean the principles on which Seller recognizes revenue for financial accounting purposes, as described in Exhibit 1.3.2.

          12.1.80. SHAREHOLDERS EQUITY. "Shareholders Equity" shall mean, as of any date, shareholders equity of the Company, computed by subtracting total liabilities from total assets; provided that Revenues in Excess of Billings, Designated Accounts Receivable, Billings in Excess of Revenues, cash and Retained Liabilities, as stated on each such balance sheet, shall be excluded from this calculation.

          12.1.81. SUCCESSOR. "Successor" shall mean the business resulting from the combination of Purchaser's chemical decontamination and chemical cleaning product lines, and the Business.

          12.1.82. SUCCESSOR GROSS MARGIN EARN-OUT. "Successor Gross Margin Earn-Out" shall have the meaning set forth in Section 3.3.

          12.1.83. SUPPLEMENTAL COOLING SYSTEM. "Supplemental Cooling System" shall mean that mobile system utilized for the removal of the decay heat associated with active and spent nuclear fuel developed by Seller and patented under Patent No. 5,268,942.

          12.1.84. TANGIBLE ASSETS. "Tangible Assets" shall have the meaning set forth in Subsection 1.2.4.

          12.1.85. TRADE NAMES. "Trade Names" shall have the meaning set forth in Subsection 7.13.

          12.1.86. TRANSITION SERVICES AGREEMENT. "Transition Services Agreement" shall mean the agreement attached as Exhibit 7.5.1.

          12.1.87. WARRANTIES. "Warranties" shall have the meaning set forth in Subsection 1.2.11.

                        ARTICLE XIII--GENERAL PROVISIONS

     13.1. LAW GOVERNING. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Washington, without giving effect to the conflict of laws rules thereof. The mailing of process or other papers in connection with any action or proceeding arising out of this Agreement or any collateral agreement in the manner provided in Section 13.6 or as may be permitted by law, shall be valid and sufficient service thereof.

     13.2. ASSIGNMENT. This Agreement shall not be assigned by any party without the written consent of the other parties and any attempted assignment without such written consent shall be null and void and without legal effect, except that: (i) this Agreement may be freely assigned by Purchaser to any entity in which it is the majority owner; and (ii) Purchaser may assign this Agreement following the Closing, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Acquired Assets. Any such assignment shall not relieve Purchaser or Seller of any continuing liability or obligation hereunder. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and permitted assigns.

     13.3. AMENDMENT AND MODIFICATION; WAIVERS. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The representations and warranties of either Seller or the Purchaser shall not be affected or deemed waived by reason of any investigation made by or on behalf of the other party (including, but not limited to, by any of its advisors, consultants or representatives) or by reason of the fact that such other party or any such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

     13.4. SUBMISSION TO JURISDICTION; WAIVERS. Each party hereto hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) in the case of Seller, the Courts of the State of Washington, the courts of the United States of America located in such state, and appellate courts from any thereof, and (ii) in the case of the Purchaser, the Courts of the State of Pennsylvania, the courts of the United States of America located in such states, and appellate courts from any thereof, PROVIDED, that Seller shall not bring an action against Purchaser in the courts set forth in clause (i) of this Section 13.4(a), and Purchaser shall not bring an action against Seller in the courts set forth in clause (ii) of this Section 13.4(a);

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection except as set forth in the proviso to
Section 13.4(a) that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected as set forth in Section 13.6;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law;

          (e) agrees not to bring an action against the other in or request transfer to a court in any other jurisdiction, except as provided in Articles II and III; and

          (f) waives trial by jury in any legal action or proceeding relating to this Agreement.

     13.5.     EXPENSES; TRANSFER TAXES.   Purchaser and Seller shall each bear
their own accounting and legal fees and other expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     13.6. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or sent by facsimile or mailed, certified or registered mail with postage prepaid to the address stated below, unless such person shall have notified the other persons of a different address, specifically referring to this section of the Agreement:

          13.6.1.        If to Seller to:

                           VECTRA Technologies, Inc.
                           5000 Executive Parkway
                           Suite 500
                           San Ramon, CA  94583
                           Attn:  Ray A. Fortney
                           Phone:  (510) 275-4500
                           Fax:    (510) 275-4521

with a copy to
                           C. Kent Carlson, Esq.
                           Preston Gates & Ellis
                           701 Fifth Avenue, Suite 5000
                           Seattle, WA  98104
                           Phone:  (206) 623-7580
                           Fax:    (206) 623-7022

          13.6.2.        If to Purchaser to:

                          Westinghouse Electric Corporation
                          Energy Center
                          4350 Northern Pike
                          Monroeville, PA  15146-2886
                          Attn:   General Manager, Nuclear
                                  Services Division
                          Phone:  (412) 374-3700
                          Fax:    (412) 374-6521

with a copy to
                          Office of the General Counsel
                          Westinghouse Electric Corporation
                          Six Gateway Center
                          11 Stanwix Street
                          Pittsburgh, Pennsylvania 15222
                          Phone:   (412) 642-3966
                          Fax:     (412) 642-5224

     13.7. ANNOUNCEMENTS. Announcements concerning the transactions provided for in this Agreement by either Seller or Purchaser shall be subject to the approval of the other in all essential respects, except that the other party's approval shall not be required as to any statements and other information which a party may be required to be make pursuant to any rule or regulation of the Securities and Exchange Commission or any such exchange or deemed necessary by counsel to such party; PROVIDED, HOWEVER, that in the event of such required statement, the party that will make such disclosure shall notify the other and use its Best Efforts to reflect the comments of the nondisclosing party in such disclosure.

     13.8. ENTIRE AGREEMENT. This instrument, together with the schedules, exhibits, annexes and Seller's Disclosure Statement, and agreements executed in conjunction with this Agreement, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein. All prior negotiations and agreements between the parties are merged in, and superseded by, this Agreement, and there are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     13.9. COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

     13.10. HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     13.11. FURTHER DOCUMENTS. Purchaser and Seller agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

     13.12. RISK OF LOSS. Until Closing, all Acquired Assets shall remain at the risk of Seller and the Assumed Liabilities shall remain the sole responsibility of Seller.

     13.13. SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     13.14. NO THIRD-PARTY RIGHTS. Except as provided in Articles II and III with respect to the Disputes Arbiter, nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

                                 SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 30th day of June, 1995:

SELLER:                                 PURCHASER:

VECTRA TECHNOLOGIES, INC.               WESTINGHOUSE ELECTRIC CORPORATION


By   /s/ John R. Holding                By   /s/ Vincent J. Esposito
   ---------------------------             ---------------------------
   John R. Holding, Vice President         Vincent J. Esposito, Manager, Steam
                                           Generator Operations, and Authorized
                                           Representative

VECTRA SERVICES, INC.


By   /s/ John R. Holding
   ---------------------------
     John R. Holding, Vice President

                         SCHEDULES, EXHIBITS AND ANNEXES

Schedule 1.2.4      Tangible Assets
Schedule 1.2.5      Leases - Real Property
Schedule 1.2.6      Leases - Personal Property
Schedule 1.2.8      Permits
Schedule 1.2.9      Contracts
Schedule 1.2.10     Intellectual Property
Schedule 1.2.12     Employment Relationships
Schedule 1.2.13     Excluded Assets
Schedule 1.3.6      Exceptions to Contract Terms
Schedule 1.6        Allocation of Purchase Price
Schedule 4.3        Knowledge Employees
Schedule 6.2        Material Consents
Schedule 7.2        Noncompetition
Schedule 7.5        Transition Services
Schedule 7.5.3      Seller's Waste Services Assets
Schedule 7.8        Tax Matters


Exhibit 1.3.2       Seller's Revenue Recognition Standards
Exhibit 2.1.4(A)    Environmental Escrow Agreement
Exhibit 2.1.4(B)    Environmental Agreement
Exhibit 3.4.1       Purchaser's Revenue Recognition Standards
Exhibit 7.5         Transitional Services Agreement
Exhibit 8.1.1       Officer's Certificate
Exhibit 8.1.2       Officer's Certificate
Exhibit 8.1.4       Form of Legal Opinion of Seller's Counsel
Exhibit 8.2.1       Officer's Certificate
Exhibit 8.2.2       Officer's Certificate
Exhibit 8.2.4       Form of Legal Opinion of Purchaser's Counsel
Exhibit 10.2.7      Form of Seller's Management Representation Letter
Exhibit 11.6.3      Earn-Out Escrow Agreement

Annex 1.2.2         Aged Accounts Receivable
Annex 2.1.1(A)      Estimated Billings Adjustment
Annex 2.1.1(B)      List of Designated Accounts Receivables
Annex 12.1.11       List of Backlog Contracts

     Capitalized terms in the Schedules, Exhibits, and Annexes have the same meanings as in the Stock Purchase Agreement, dated as of June 30, 1995, by and among VECTRA Technologies, Inc., VECTRA Services, Inc., and Westinghouse Electric Corporation.


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